Exhibit 10.1
EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of June 13, 2011
Among
COMPLETE PRODUCTION SERVICES, INC.
as US Borrower,
CERTAIN DESIGNATED SUBSIDIARY OF US BORROWER
as Canadian Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as US Administrative Agent, US Issuing Lender and US Swingline Lender,
CERTAIN DESIGNATED FINANCIAL INSTITUTION SERVING
as Canadian Administrative Agent, Canadian Issuing Lender and Canadian Swingline Lender,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders
$300,000,000

WELLS FARGO SECURITIES, LLC
as Lead Arranger and Sole Bookrunner
BANK OF AMERICA, N.A., COMERICA BANK,
and JPMORGAN CHASE BANK, N.A.
as Co-Documentation Agents

-i-

(continued)

(continued)
EXHIBITS:

Exhibit A	—	Assignment and Assumption
Exhibit B	—	Compliance Certificate
Exhibit C	—	Notice of Borrowing (US Facility)
Exhibit D	—	Notice of Conversion or Continuance (US Facility)
Exhibit E	—	US Pledge Agreement
Exhibit F	—	US Security Agreement
Exhibit G	—	US Guaranty

(continued)
SCHEDULES:

Schedule I	—	Pricing Schedule
Schedule II	—	Commitments
Schedule III	—	Notice Information
Schedule IV	—	Existing US Letters of Credit
Schedule 4.1	—	Organizational Information
Schedule 4.10	—	Environmental
Schedule 4.11	—	Subsidiaries
Schedule 4.19	—	Labor Agreements
Schedule 5.11		Requirements for New Restricted Subsidiaries
Schedule 6.1	—	Existing Debt
Schedule 6.2	—	Permitted Liens
Schedule 6.3	—	Permitted Investments

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
          This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 13, 2011 (as it may be further amended, supplemented, restated and otherwise modified from time to time, the “Agreement”) is among (a) Complete Production Services, Inc., a Delaware corporation (“US Borrower” or the “Company”), (b) that certain subsidiary of the Company, if any, that is designated as a borrower under the Canadian Facility hereunder pursuant to Section 2.17 below (the “Canadian Borrower”; and together with the US Borrower, the “Borrowers”), (c) the Lenders (as defined below), (d) Wells Fargo Bank, National Association as US Swingline Lender (as defined below), US Issuing Lender (as defined below), and as US Administrative Agent (as defined below) for the Lenders, and (e) from and after the Canadian Facility Effective Date (as defined below), such financial institution appointed as Canadian Swingline Lender (as defined below), Canadian Issuing Lender (as defined below), and as Canadian Administrative Agent (as defined below) for the Lenders pursuant to Section 2.17 below.
RECITALS
          A. The US Borrower, Integrated Production Services, Ltd. as the Canadian borrower (“Existing Canadian Borrower”; together with the US Borrower, the “Existing Borrowers”), Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as existing US administrative agent, existing US swing line lender, and existing US issuing lender, the Canadian Administrative Agent, the Canadian Issuing Lender, the Canadian Swingline Lender and the lenders party thereto, including certain of the Lenders (the “Existing Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of December 6, 2006, as heretofore amended (as so amended, the “Restated Agreement”).
          B. Immediately prior hereto or concurrent herewith, Wells Fargo Capital Finance, LLC (“Wells Fargo Capital Finance”) has assigned or will assign 100% of its rights and obligations under the Restated Agreement and other Credit Documents (as defined in the Restated Agreement) as a US Lender (as defined in the Restated Agreement) to its affiliate, Wells Fargo Bank, National Association, and in connection therewith, Wells Fargo Capital Finance has resigned as the US Administrative Agent, US Swingline Lender and US Issuing Lender (each as defined in the Restated Agreement) and Wells Fargo Bank, National Association, pursuant to the terms hereof, is appointed as the new US administrative agent, US issuing lender and US swingline lender.
          C. In connection with the entering into of this Agreement, (i) all Canadian Obligations (as defined in the Restated Agreement) have been or, concurrently herewith will be, paid in full, (ii) the Existing Canadian Borrower has been or, concurrently herewith will be, released from the Restated Agreement, (iii) each Guarantor (as defined in the Restated Agreement) under the Canadian Guaranty (as defined in the Restated Agreement) has been, or concurrently herewith, will be released in full from its obligations thereunder, and (iv) each Canadian Security Document (as defined in the Restated Agreement) has been, or concurrently herewith will be, terminated.
          D. The Borrowers, the US Administrative Agent, the US Issuing Lender, the US Swingline Lender, the Canadian Administrative Agent, the Canadian Issuing Lender, the Canadian Swingline Lender and certain of the Existing Lenders together with the other Lenders desire to amend and restate (but not extinguish) the Restated Agreement in its entirety as hereinafter set forth through the execution of this Agreement.
          E. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Restated Agreement, not a new or substitute credit agreement or novation of the Restated Agreement.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrowers, the US Administrative Agent, the US Issuing Lender, the US Swingline Lender, the Canadian Administrative Agent, the Canadian Issuing Lender, the Canadian Swingline Lender and the Lenders, (i) do hereby agree that the Restated Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1 Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ABCA” means the Business Corporations Act (Alberta) as it may be amended from time to time;
“Acceptable Security Interest” means a security interest which (a) exists in favor of the Applicable Administrative Agent for its benefit and the ratable benefit of the applicable Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Secured Obligations or the Canadian Obligations, as applicable, (d) is perfected other than as to Excluded Perfection Collateral, and (e) enforceable against the Credit Party which created such security interest.
“Acceptance Fee” means a fee payable in Canadian Dollars by the Canadian Borrower to the Canadian Administrative Agent for the account of the Canadian Lenders with respect to the acceptance of a B/A or the making of a B/A Equivalent Advance on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Advance at the rate per annum applicable on such date as set forth in the row labeled “Eurocurrency/BA Margin” in Table 1 of Schedule I on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Advance is equivalent to the rate per annum otherwise applicable to the discount relating to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Advance pursuant to Section 2.5).
“Acquisition” means the purchase by any Restricted Entity of any business, including the purchase of associated assets or operations or the Equity Interests of a Person, through merger, consolidation or otherwise.
“Additional Lender” shall have the meaning assigned to such term in Section 2.1(f).
“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% and (iii) the Daily One-Month LIBOR plus 1.00%.
“Administrative Agents” means the US Administrative Agent and, from and after the Canadian Facility Effective Date, the Canadian Administrative Agent.
“Administrative Agent’s Office” means, with respect to any currency, the Applicable Administrative Agent’s address and, as appropriate, account as set forth on Schedule III, or such other address or account with respect to such currency as the Applicable Administrative Agent may from time to time notify to the Applicable Borrower and the US Lenders or Canadian Lenders, as applicable.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Applicable Administrative Agent.
“Advance” means (a) a US Advance, (b) a Canadian Advance, (c) a US Swingline Advance, or (d) a Canadian Swingline Advance.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreed Currency” means, subject to Section 1.7 and Section 1.8, (a) Dollars and (b) any other Eligible Currency approved in accordance with Section 1.7.
“Applicable Administrative Agent” means (a) the US Administrative Agent, with respect to the US Facility, US Security Documents, or US Collateral, and (b) from and after the Canadian Facility Effective Date, the Canadian Administrative Agent, with respect to the Canadian Facility, Canadian Security Documents, or the Canadian Collateral.
“Applicable Borrower” means (a) the US Borrower, with respect to the US Facility, and (b) the Canadian Borrower, with respect to the Canadian Facility.
“Applicable Issuing Lender” means (a) the US Issuing Lender, with respect to US Letters of Credit, and (b) from and after the Canadian Facility Effective Date, Canadian Issuing Lender, with respect to the Canadian Letters of Credit.
“Applicable Margin” means, at any time, with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.10(g).
“Applicable Percentage” means:
          (a) with respect to the US Facility and any US Lender, (i) the ratio (expressed as a percentage) of such Lender’s US Commitment at such time to the aggregate US Commitments of the US Lenders at such time or (ii) if the US Commitments have been terminated or expired, the ratio (expressed as a percentage) of such US Lender’s aggregate outstanding US Advances at such time to the total aggregate outstanding US Advances at such time;
          (b) with respect to the Canadian Facility and any Canadian Lender, (i) the ratio (expressed as a percentage) of such Canadian Lender’s Canadian Commitment at such time to the aggregate Canadian Commitments of the Canadian Lenders at such time or (ii) if the Canadian Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Canadian Lender’s aggregate outstanding Canadian Advances at such time to the total aggregate outstanding Canadian Advances at such time; and
          (c) with respect to the Facilities as a whole and to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitments at such time to the aggregate Commitments of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total aggregate outstanding Advances at such time.
“Applicable Swingline Lender” means US Swingline Lender, with respect to US Swingline Advances, or Canadian Swingline Lender, with respect to Canadian Swingline Advances.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“ASC 410, 718 and 815” means the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 410, Asset Retirement and Environmental Conditions, Topic 718, Stock Compensation (formerly, FASB Statement 123R), and Topic 815, Derivatives and Hedging.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption executed by a Lender and an Eligible Assignee and accepted by the US Administrative Agent, and if under the Canadian Facility, also accepted by the Canadian Administrative Agent, in substantially the form set forth in Exhibit A.
“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between a US Credit Party and the US Swingline Lender.
“Base Rate Advance” means a US Advance or a Canadian Advance denominated in Dollars which bears interest based upon the Adjusted Base Rate or the Canadian Base Rate, respectively.
“B/A Advance” means a B/A accepted and purchased by a Canadian Lender pursuant to Section 2.5 or a B/A Equivalent Advance made by a Canadian Lender pursuant to Section 2.5. For greater certainty, all provisions of this Agreement that are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Advances.
“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Advance, as to which a single Contract Period is in effect.
“B/A Equivalent Advance” shall have the meaning assigned to such term in Section 2.5.
“Bankers’ Acceptance” and “B/A” means a non-interest bearing bill of exchange denominated in Canadian Dollars, drawn by the Canadian Borrower, and accepted by a Canadian Lender in accordance with this Agreement, and shall include a depository bill within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).
“Banking Services” means each and any of the following bank services provided to any US Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, pooling and netting arrangements, automated clearinghouse transactions, electronic funds transfers, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of any US Credit Party owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any US Credit Entity.
“Borrowing” means a US Borrowing, Canadian Borrowing, a B/A Borrowing, a US Swingline Borrowing or a Canadian Swingline Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the US Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
          (a) if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
          (b) if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means a TARGET Day;
          (c) if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;
          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and
          (e) if such day also relates to any fundings, disbursements, settlements and payments under the Canadian Facility, means any such day on which banks are not required or authorized by law to close in Calgary, Alberta Canada and Toronto, Ontario Canada.
“Canadian Administrative Agent” means, from and after the Canadian Facility Effective Date, HSBC in its capacity as agent for the Canadian Lenders pursuant to Article VIII and any successor agent pursuant to Section 8.6; provided that the Canadian Administrative Agent shall at all times be a Canadian resident for purposes of the ITA.
“Canadian Advance” means (a) an advance by a Canadian Lender to the Canadian Borrower as a part of a Borrowing pursuant to Section 2.1 and refers to either a Canadian Base Rate Advance or a Eurocurrency Advance, and (b) a B/A accepted and purchased by a Canadian Lender pursuant to Section 2.5 and B/A Equivalent Advances made by a Canadian Lender pursuant to Section 2.5.
“Canadian Anti-Terrorism Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

“Canadian Base Rate” means, on any day:
          (a) for Canadian Advances and Canadian Swingline Advances denominated in Canadian Dollars, the rate per annum equal to the greater of (i) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its prime rate in effect at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada; and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate in effect on such day and (B) 1%, and
          (b) for Canadian Advances and Canadian Swingline Advances denominated in Dollars, the rate per annum equal to the greater of (i) the annual rate of interest announced from time to time by the Canadian Administrative Agent as its base rate in effect at its principal office in Toronto, Ontario on such day for determining interest rates on Dollar-denominated commercial loans made in Canada and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Each change in the Canadian Base Rate shall be effective on the date such change is publicly announced as being effective.
“Canadian Base Rate Advance” means Canadian Base Rate (C$) Advance or Canadian Base Rate (US$) Advance.
“Canadian Base Rate (C$) Advance” means a Canadian Advance in Canadian Dollars that bears interest as provided in part (a) of the definition of Canadian Base Rate.
“Canadian Base Rate (US$) Advance” means a Canadian Advance in Dollars that bears interest as provided in part (b) of the definition of Canadian Base Rate.
“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the US Borrower or any of the Canadian Subsidiaries, in each case covering employees in Canada.
“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Advances of the same Type made by the Canadian Lenders pursuant to Section 2.1.
“Canadian Cash Collateral Account” means a special cash collateral account pledged to the Canadian Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with the terms hereof.
“Canadian Collateral” means (a) all “Collateral”, “Pledged Collateral”, “Pledged Accounts” and “Mortgaged Property” (as defined in the Canadian Security Agreements, as applicable) or similar terms used in the Canadian Security Documents, and (b) all amounts contained in the Canadian Borrower’s and Foreign Restricted Subsidiaries’ bank accounts.
“Canadian Commitment” means, for each Canadian Lender, the obligation of such Lender to advance to Canadian Borrower the amount set opposite such Lender’s name on Schedule II as its Canadian Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Canadian Commitment in the applicable Register, as such amount may be reduced, increased or reallocated pursuant to Section 2.1; provided that (i) after the Maturity Date, the Canadian Commitment for each Lender shall be zero, (ii) the aggregate Canadian Commitments shall not exceed $30,000,000 at any time unless otherwise consented to in writing by the US Majority Lenders, and (iii) as of the Effective Date, the aggregate Canadian Commitments is equal to $0 and shall remain equal to $0 until increased on the Canadian Facility Effective Date pursuant to and in accordance with Section 2.17.

“Canadian Commitment Fee” means the fees required under Section 2.9(b).
“Canadian Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in Dollars, the equivalent in Canadian Dollars of such amount, determined by the Canadian Administrative Agent using the Exchange Rate then in effect.
“Canadian Dollars” and “C$” means the lawful money of Canada.
“Canadian Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(b) and Section 2.5, (b) the swing line subfacility provided by the Canadian Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided by the Canadian Issuing Lender described in Section 2.3. Notwithstanding anything herein to the contrary, the Canadian Facility is not in effect until the Canadian Facility Effective Date.
“Canadian Facility Effective Date” means the date on which all of the conditions set forth in Section 2.17 have been satisfied and designation of the Canadian Borrower pursuant to and in accordance with the requirements in Section 2.17 shall have become effective.
“Canadian Guaranty” means, individually and collectively, the guarantees, in the form reasonably acceptable to the Guarantor executing such and the Administrative Agents, and made by the Company or a Foreign Restricted Subsidiary Guarantor in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.
“Canadian Issuing Lender” means, as of the Canadian Facility Effective Date, HSBC, in its capacity as the Canadian Lender that issues Canadian Letters of Credit pursuant to the terms of this Agreement.
“Canadian Lender Party” means Lender Parties under the Canadian Facility.
“Canadian Lenders” means, from and after the Canadian Facility Effective Date, such Lenders having a Canadian Commitment or if such Canadian Commitments have been terminated, Lenders that are owed Canadian Advances. Each Canadian Lender at all times shall be a Schedule I Bank, a Schedule II Bank or a Schedule III Bank. From and after the Effective Date but prior to the Canadian Facility Effective Date, there is no Canadian Lender. For the avoidance of doubt, no Lender may be made a Canadian Lender without such Lender’s express written agreement which agreement may be made in its sole and absolute discretion.
“Canadian Letter of Credit” means any standby or commercial letter of credit issued by the Canadian Issuing Lender for the account of the Canadian Borrower or any Guarantor pursuant to the terms of this Agreement, in such form as may be agreed by the Canadian Borrower and the Canadian Issuing Lender.
“Canadian Letter of Credit Application” means the Canadian Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Canadian Borrower and accepted by the Canadian Issuing Lender in connection with the issuance of a Canadian Letter of Credit.
“Canadian Letter of Credit Documents” means all Canadian Letters of Credit, Canadian Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.
“Canadian Letter of Credit Exposure” means, at the date of its determination by the Canadian Administrative Agent, the aggregate outstanding undrawn amount of Canadian Letters of Credit plus the aggregate unpaid amount of all of the Canadian Borrower’s payment obligations under drawn Canadian Letters of Credit.
“Canadian Letter of Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“Canadian Letter of Credit Maximum Amount” means (a) from and after the Effective Date but prior to the Canadian Facility Effective Date, C$0, and (b) from and after the Canadian Facility Effective Date, such amount as agreed to between the Canadian Borrower and the Canadian Issuing Lender in writing, a copy of which agreement has been provided to the US Administrative Agent; provided that, on and after the Maturity Date, the Canadian Letter of Credit Maximum Amount shall be zero.
“Canadian Letter of Credit Obligations” means all obligations of the Canadian Borrower under this Agreement in connection with the Canadian Letters of Credit.
“Canadian Majority Lenders” means (a) at any time when there are more than two Canadian Lenders, two or more Canadian Lenders holding at least 51% of the sum of the unutilized Canadian Commitments plus the Canadian Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in the Canadian Letter of Credit Obligations and Canadian Swingline Advances being deemed “held” by such Canadian Lender for purposes of this definition); and (b) at any time when there are one or two Canadian Lenders, all Canadian Lenders; provided that, (i) in any event, if there are two or more Canadian Lenders, the Canadian Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Canadian Majority Lenders unless all Canadian Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Canadian Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Canadian Issuing Lender.
“Canadian Note” means a promissory note of the Canadian Borrower payable to the order of a Canadian Lender in the amount of such Lender’s Canadian Commitment, in the form provided by the Canadian Administrative Agent and acceptable to the Canadian Borrower.
“Canadian Obligations” means the Obligations owing by the Canadian Borrower or any Canadian Guarantor.
“Canadian Outstandings” means, as of the date of determination, the sum of (a) the Dollar Equivalent of the aggregate outstanding amount of all Canadian Advances plus (b) the Dollar Equivalent of the Canadian Letter of Credit Exposure plus (c) the Dollar Equivalent of the aggregate outstanding amount of all Canadian Swingline Advances.
“Canadian Pension Plans” means each plan that is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by the Canadian Borrower or any of the Canadian Subsidiaries for its employees or former employees.
“Canadian Secured Parties” means the Canadian Administrative Agent, the Canadian Lenders, the Canadian Issuing Lender, and the Canadian Swingline Lender.
“Canadian Security Agreement” means, individually and collectively, the security agreements, in form and substance reasonably acceptable to the Canadian Borrower and the Administrative Agents and

entered into by the Canadian Borrower or a Foreign Subsidiary Guarantor, as grantor, and the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.
“Canadian Security Documents” means the Canadian Security Agreement, and each other Security Document to which the Canadian Borrower or any US Guarantor or Foreign Subsidiary Guarantor is a party and that purports to grant a Lien in the assets of any such Person in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.
“Canadian Subsidiaries” means the Subsidiaries organized under the laws of Canada or any province, territory or other political subdivision thereof.
“Canadian Swingline Advance” means an advance by the Canadian Swingline Lender to the Canadian Borrower pursuant to Section 2.4.
“Canadian Swingline Amount” means, for the Canadian Swingline Lender, (a) from and after the Effective Date but prior to the Canadian Facility Effective Date, C$0, and (b) from and after the Canadian Facility Effective Date, such amount as agreed to between the Canadian Borrower and the Canadian Swingline Lender in writing, a copy of which agreement has been provided to the US Administrative Agent; provided that, on and after the Maturity Date, the Canadian Swingline Amount shall be zero.
“Canadian Swingline Borrowing” means the Borrowing consisting of a Swingline Advance made by the Canadian Swingline Lender pursuant to Section 2.4.
“Canadian Swingline Lender” means HSBC.
“Canadian Swingline Note” means a promissory note made by the Canadian Borrower payable to the order of the Canadian Swingline Lender in the form provided by the Canadian Administrative Agent and acceptable to the Canadian Borrower.
“Canadian Swingline Payment Date” means the Maturity Date.
“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases which is capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.
“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person, subject in all cases to Section 1.3(d).
“Cash Collateral Account” means the US Cash Collateral Account or the Canadian Cash Collateral Account.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Applicable Administrative Agent, for the benefit of one or more of the Issuing Lenders, Lenders or the Swingline Lenders, as collateral for Secured Obligations or the Canadian Obligations, as applicable, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Advances, cash or deposit account balances or, if the Applicable Administrative Agent, each Applicable Issuing Lender and the Swingline Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Applicable Administrative Agent, each Applicable Issuing Lender and the Applicable Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CDOR Rate” means, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Contract Period (or for a term of 30 days for purposes of determining the Canadian Base Rate) appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto, Ontario time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the arithmetic average of the Discount Rate quoted by each Schedule II/III Reference Bank (determined by the Canadian Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date) that would be applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted by such bank as of 10:00 a.m. (Toronto, Ontario time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
“Change in Control” means the occurrence of any of the following events: (a) the Company ceases to own, either directly or indirectly, 100% of the Equity Interest in any Restricted Subsidiary other than as a result of a sale of asset or merger permitted under Section 6.7 or Section 6.8; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” has the meaning set forth in Section 1.4.
“CNTA” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of any Person consisting of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom (a) Current Liabilities (as defined below) and (b) to the extent otherwise included therein, the amounts of (i) non-controlling interests in such consolidated Subsidiaries held by Persons other than Company or a Restricted Subsidiary, (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith, (iii) any revaluation or other write-up in book value of assets subsequent to the Effective Date as a result of a change in the method of valuation in accordance with GAAP consistently applied, (iv) all intangible assets, (v) treasury stock, (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities, and (vii) investments in and assets of Unrestricted Subsidiaries. For purposes of this definition, “Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (x) the current portion of any long term debt of the Company and its Restricted Subsidiaries and (y) without duplication of clause (x) above, all Advances outstanding under this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.
“Collateral” means, collectively, all of the US Collateral and the Canadian Collateral.
“Commitment Fee” means the Canadian Commitment Fee or the US Commitment Fee.
“Commitment Increase” has the meaning set forth in Section 2.2.
“Commitments” means, as to any Lender, its US Commitment or Canadian Commitment, if applicable.
“Company” has the meaning set forth in the recitals.
“Compliance Certificate” means a compliance certificate executed by a chief financial officer of the Company or such other Person as required by this Agreement in substantially the same form as Exhibit B that shall include a certification by an authorized officer of the Company that no Default has occurred and is continuing.
“Computation Date” means (a) the Effective Date, (b) the Canadian Facility Effective Date, and (c) so long as any outstanding Credit Extension under any Facility is denominated in a Foreign Currency, (i) the last Business Day of each calendar quarter, (ii) the date of any proposed Credit Extension if the US Administrative Agent shall determine or the US Majority Lenders shall require, (iii) the date of any reduction or reallocation of Commitments pursuant to Sections 2.1(c) or (d), (iv) the date of any increase in the Commitments under Section 2.1(f), (v) the date of any reallocation provided in Section 2.18, (vi) if any such Credit Extensions are under the US Facility, such additional dates as the US Administrative Agent shall determine or the US Majority Lenders shall require, and (vii) if any such Credit Extensions are under the Canadian Facility, such additional dates as the Canadian Administrative Agent shall determine or the Canadian Majority Lenders shall require.
“Contract Period” means the term of a B/A Advance selected by the Canadian Borrower in accordance with Section 2.5, commencing on the date of such B/A Advance and expiring on a Business Day which shall be either 30 days, 60 days, 90 days or 180 days thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Canadian Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.
“Convert”, “Conversion” and “Converted” each refers to (a) a conversion of US Advances of one Type into US Advances of another Type pursuant to Sections 2.6(b) and (c), (b) a conversion of B/A Advances into Canadian Base Rate Advances pursuant to Sections 2.6(b) and (c), or (c) a conversion of Canadian Base Rate Advances into B/A Advances pursuant to Sections 2.6(b) and (c) and Section 2.5.
“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.
“Credit Extension” means an Advance or a Letter of Credit Extension.
“Credit Parties” means the Borrowers and the Guarantors.
“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurocurrency Rate for Dollar denominated funds then in effect for delivery for a one (1) month period.
“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including, without limitation, the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit, banker’s acceptances, and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property, services, or Acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any Hedging Arrangement; (f) obligations of such Person owing in respect of redeemable preferred stock of such Person; (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; and (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any

Lien on or in respect of any Property of such Person. For the avoidance of doubt, non-cash charges resulting from the requirements of ASC 410, 718 or 815 shall not constitute “Debt” under this Agreement.
“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) and (d) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Applicable Administrative Agent and the Applicable Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Applicable Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) has notified the Applicable Borrower, the Applicable Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance or participation hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Applicable Administrative Agent or the Applicable Borrower, to confirm in writing to the Applicable Administrative Agent and the Applicable Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Applicable Administrative Agent and the Applicable Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Applicable Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Applicable Borrower, Applicable Issuing Lender, Applicable Swingline Lender and each applicable Lender.
“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.10(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to US Base Rate Advances denominated in Dollars as provided in Section 2.10(a).
“Designated Currency” means, (a) for Eurocurrency Advances under the US Facility, the Agreed Currency which is designated for such Eurocurrency Advances, (b) for US Base Rate Advances, Dollars, (c) for US Swingline Advances and US Letters of Credit, Dollars, (d) for Canadian Swingline Advances, Canadian Dollars, (e) for B/As and B/A Equivalent Advances, Canadian Dollars, (f) for Eurocurrency Advances under the Canadian Facility, Dollars or Canadian Dollars, (g) for Canadian Base Rate (C$) Advances, Canadian Dollars, (h) for Canadian Base Rate (US$) Advances, Dollars, and (i) for Canadian Letters of Credit, Canadian Dollars or Dollars as designated by the Canadian Borrower.
“Discount Proceeds” means for any B/A (or, as applicable, any B/A Equivalent Advance), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:
          (a) the face amount of the B/A (or, as applicable, any B/A Equivalent Advance); by
          (b) the quotient of one divided by the sum of one plus the product of:
     (i) the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent Advance), and
     (ii) a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Advance) and the denominator of which is 365, with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.
“Discount Rate” means (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and (b) with respect to any Canadian Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Canadian Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks as the percentage discount rates at which the Schedule II/III Reference Banks would, in accordance with their normal market practices, at or about 10:00 a.m. (Standard Time) on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II/III Reference Banks having a face amount and term comparable to the face amount and term of such B/A.
“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property; “Dispose” or similar terms shall have correlative meanings; provided that, for purposes of Section 6.8, a designation of a Restricted Subsidiary as an Unrestricted Subsidiary and a merger, amalgamation, or consolidation of a Restricted Subsidiary into an Unrestricted Subsidiary where the Unrestricted Subsidiary is the surviving entity, are each deemed to be a Disposition of all assets of such Restricted Subsidiary to an Unrestricted Subsidiary.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Applicable Administrative Agent or the Applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.
“Dollars” and “$” means lawful money of the United States.

“Domestic Proceeds” means all casualty insurance or condemnation proceeds received by the Company or any Restricted Subsidiary which do not constitute Foreign Proceeds.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.
“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.
“EBITDA” means, without duplication, for a Person, the sum of (a) such Person’s consolidated Net Income for such period (it being understood that no amounts of the Unrestricted Subsidiaries’ Net Income shall be taken into account in calculating EBITDA for the Company other than to the extent provided in clause (c) below) plus (b) to the extent deducted in determining such consolidated Net Income, Interest Expense, taxes, depreciation, amortization and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) cash dividends received by the Restricted Entities from Unrestricted Subsidiaries during such period which have not been distributed as a Restricted Payment (other than to another Restricted Entity) minus (d) all non-cash items which were included in determining such consolidated Net Income (including non-cash items resulting from the requirements of ASC 410, 718 and 815); provided that, such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC.
“Effective Date” means the date of this Agreement.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (e) any other Person (other than a natural person) approved by (i) the US Administrative Agent and the US Issuing Lender in the case of any assignment of a US Commitment, (ii) the Canadian Administrative Agent in the case of any assignment of a Canadian Commitment, (iii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.6, the US Borrower with respect to any assignment of a US Commitment, and (iv) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.6, the Canadian Borrower with respect to any assignment of a Canadian Commitment (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.
“Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).
“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.
“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.
“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Advance” means a US Advance or a Canadian Advance that bears interest based upon the Eurocurrency Rate.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.
“Eurocurrency Base Rate” means,
(a) in determining Eurocurrency Base Rate for purposes of the “Daily One-Month LIBOR”, the rate per annum for Dollar deposits quoted by the US Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, (i) the US Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the US Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (ii) such rate per annum shall be generally applicable to all credit facilities agented by the US Administrative Agent which makes reference to the “Daily One-Month LIBOR” or words of similar import;
(b) in determining Eurocurrency Base Rate for all other purposes, for the Interest Period for each Eurocurrency Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (i) the applicable London interbank offered rate for deposits in the Designated Currency for such Borrowing appearing on Reuters Screen FRBD for such Designated Currency as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if the rate as determined under clause (i) is not available at such time for any reason, then the rate determined by the Applicable Administrative Agent to be the rate at which deposits in the Designated Currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Advance being made, continued or converted by the Applicable Administrative Agent and with a term equivalent to such Interest Period would be offered by the Applicable Administrative Agent’s London Branch (or other branch or Affiliate of the Applicable Administrative Agent, or in the event that the Applicable Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Applicable Administrative Agent)) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurocurrency Rate” means a rate per annum determined by the Applicable Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage
Where,
“Eurocurrency Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” has the meaning specified in Section 7.1.
“Exchange Rate” means, on any Business Day, (a) with respect to any calculation of the Dollar Equivalent with respect to any Foreign Currency on such date or any calculation of the Foreign Currency Equivalent on such date, the rate at which such Foreign Currency may be exchanged into Dollars or Dollars may be exchanged into such Foreign Currency, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. Houston, Texas time on such date and (b) with respect to any calculation of the Canadian Dollar Equivalent, the rate at which Dollars may be exchanged into Canadian Dollars, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. Houston, Texas time on such date. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to such Foreign Currency (including Canadian Dollars) shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the US Administrative Agent and the Borrowers or, in the absence of such agreement, such “Exchange Rate” shall instead be the US Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the US Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the US Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated Equipment, as defined in the US Security Agreement, (b) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Accounts, and (c) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC, PPSA or a similar filing under the respective foreign jurisdiction, and (ii) with respect to which the US Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.
“Excluded Properties (Canada)” means all fee owned and leased real property of any Credit Party (other than Existing Mortgaged Properties).
“Excluded Properties (US)” means (a) all fee owned and leased real property of any Credit Party (other than Existing Mortgaged Properties), (b) any Properties owned by any Foreign Restricted Subsidiary, and (c) the “Excluded Collateral” as defined in the US Security Agreement.
“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Applicable Borrower with respect to such withholding tax pursuant to Section 2.15, and (d) any U.S. Federal withholding taxes that are imposed by FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Credit Party to any Lender Party hereunder or under any other Credit Document, provided that such Lender, such Administrative Agent and such Issuing Lender shall have complied with Section 2.15(d) and Section 2.15(f), as applicable.
“Existing HY Debt” means the Debt evidenced by the 8.0% Senior, Unsecured Notes issued by the Company on December 6, 2006 with a face value of $650,000,000 and having a stated maturity at December 15, 2016.
“Existing Mortgaged Properties” means the real properties that are intended to be encumbered under mortgages executed and delivered in connection with the Restated Agreement and in effect on the Effective Date but excluding any such properties which are located in any area designated as a “flood hazard area” under the Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and which would be required to be covered under flood insurance by Regulation H of the Federal Reserve Board or Part 22 to Title 12 of the Code of Federal Regulations in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.
“Existing US Letters of Credit” means the letters of credit issued by the US Issuing Lender (in its individual capacity or as agent for Wells Fargo Capital Finance as the issuing lender under the Restated

Agreement) under the Restated Agreement and which have not been terminated or expired and returned to the US Issuing Lender as of the Effective Date, which include the letters of credit identified on Schedule IV attached hereto.
“Facility” means the US Facility or the Canadian Facility.
“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the US Administrative Agent (in its individual capacity) on such day on such transactions as determined by the US Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
“Fee Letter” means that certain engagement and fee letter dated as of May 6, 2011 between the Company and Wells Fargo Securities, LLC.
“Felderhoff Assets” means the assets owned by Texas CES, Inc. and related to the Felderhoff division of such Person.
“Financial Statements” means, for any period, (a) for purposes of financial statements delivered pursuant to Section 5.2(a)(i), the consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, and (b) for all other purposes, the consolidated and consolidating financial statements of the Company and its consolidated Restricted Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, in each case, all prepared in accordance with GAAP.
“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the US Borrower or a Domestic Subsidiary.
“Foreign Credit Party” means any Credit Party that is a Foreign Subsidiary of the Company.
“Foreign Currency” means a currency other than Dollars.
“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Applicable Administrative Agent or the Applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Proceeds” means casualty insurance proceeds or condemnation proceeds received by a Foreign Restricted Subsidiary on account of a casualty or condemnation event in connection with any assets of Foreign Restricted Subsidiary or any other Foreign Restricted Subsidiary of the Company.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary of a Borrower that is a Foreign Subsidiary.
“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.
“Foreign Subsidiary Guarantor” means each Foreign Restricted Subsidiary listed on Part A of Schedule 4.11, and each other Foreign Restricted Subsidiary of the Canadian Borrower that is or becomes a party to the Canadian Guaranty.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances made by the Swingline Lender other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty but excluding any Person that is released from any such Guaranty in accordance with the terms hereof.
“Guaranties” means, collectively, the US Guaranty and the Canadian Guaranty.
“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.
“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.
“HSBC” means HSBC Bank Canada.
“Increase Date” means the effective date of a Commitment Increase as provided in Section 2.1(f).
“Increasing Lender” shall have the meaning assigned to such term in Section 2.1(f).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 9.1.
“Insurance Premium Debt” means Debt arising from the financing of insurance premium so long as (a) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (b) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (c) the aggregate outstanding principal amount of such Debt does not exceed $15,000,000.
“Interest Expense” means, for any period and with respect to the Company, total interest expense net of interest income, letter of credit fees and other fees and expenses incurred by the US Borrower and its consolidated Restricted Subsidiaries in connection with any Debt for such period (other than the upfront fees paid pursuant to any of the Lender Parties on the Effective Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Obligations, and net costs under Hedge Arrangements, all as determined in conformity with GAAP.
“Interest Period” means for each Eurocurrency Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Advance is made or deemed made and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below and Section 2.6, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Applicable Borrower pursuant to the provisions below and Section 2.6. The duration of each such Interest Period shall be one, three, or six months, in each case as the Applicable Borrower may select, provided that:
     (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
     (d) no Borrower may select any Interest Period for any Advance which ends after the Maturity Date.
“Inventory” of any Person means all inventory now owned or hereafter acquired by such Person, wherever located and whether or not in transit, which is held for sale; provided, that Inventory shall not include raw materials, work in process or supplies or materials consumed in the business of such Person; and provided further that, purchased items shall be considered Inventory and not raw materials if such purchased items could be resold in their existing condition as finished goods without requiring further modification.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” means US Issuing Lender or Canadian Issuing Lender.
“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.
“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.
“Lender Parties” means Lenders, the Issuing Lenders, the Swingline Lenders and the Administrative Agents.
“Lenders” means the US Lenders and the Canadian Lenders.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Applicable Borrower and the Applicable Administrative Agent.
“Letter of Credit” means a US Letter of Credit or a Canadian Letter of Credit.
“Letter of Credit Application” means a US Letter of Credit Application or a Canadian Letter of Credit Application.
“Letter of Credit Document” means a US Letter of Credit Document or a Canadian Letter of Credit Document.
“Letter of Credit Extension” means a US Letter of Credit Extension or the Canadian Letter of Credit Extension.

“Letter of Credit Obligations” means the US Letter of Credit Obligations and the Canadian Letter of Credit Obligations.
“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).
“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States or obligations unconditionally guaranteed by the full faith and credit of the United States; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the US Administrative Agent or its Affiliates and approved by the US Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.
“Liquidity” means, as of a date of determination, the sum of (a) an amount equal to (i) the aggregate US Commitments in effect at such time, minus (ii) US Outstandings, plus (b) readily and immediately available cash held in deposit accounts of any US Credit Party (other than the Cash Collateral Accounts); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the US Administrative Agent pursuant to Security Documents and Liens permitted pursuant to Section 6.2(i).
“Majority Lenders” means, as of the date of determination (a) with respect to the Facilities as a whole and for purposes of declaring the Obligations due and payable pursuant to Section 7.2, and for all purposes after the Obligations become due and payable pursuant to Section 7.2 or 7.3 or all of the Commitments shall have expired or terminated, two or more Lenders holding at least 51% of the aggregate Maximum Exposure Amount; (b) with respect to the US Facility, the US Majority Lenders; and (c) with respect to the Canadian Facility, the Canadian Majority Lenders; provided that, (i) in any event, if there are two or more Lenders, the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Lender that is the Applicable Issuing Lender.
“Material Adverse Change” means a material adverse change (a) in the business, condition (financial or otherwise), or results of operations of the Company and its Restricted Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document; or (c) on the Company’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document.
“Maturity Date” means the earlier of (a) June 13, 2016 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(d) or Article VII.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded US Commitment and Canadian Commitment held by such Lender at such time, if any, plus (b) the Total Outstandings held by such Lender at such time (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Obligations and Swingline Advances being deemed “held” by such Lender for purposes of this definition).
“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirement.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is making or accruing an obligation to make contributions.
“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, interest income shall be applied to increase income or decrease interest expense but not both.
“Net Tangible Assets” means (a) the consolidated net book value of all assets of a Person minus (b) the consolidated net book value of all intangible assets of such Person.
“Net Worth” means, with respect to the Company and as of the date of its determination, the excess of the consolidated assets of the Company and its consolidated Restricted Subsidiaries over the sum of the consolidated liabilities of the Company and its consolidated Restricted Subsidiaries and the non-controlling interests of the Company and its consolidated Restricted Subsidiaries, as determined in accordance with GAAP.
“Non-Consenting Lender” has the meaning specified in Section 2.16(b).
“Nonordinary Course Asset Sales” means, any Disposition of Property made by the Company or any Restricted Subsidiary (a) of any division of the Company or any Restricted Subsidiary, (b) of the Equity Interest in a Restricted Subsidiary by the Company or any other Restricted Subsidiary or (c) of any assets of the Company or any Restricted Subsidiary, whether in a transaction or related series of transactions, outside the ordinary course of business.
“Notes” means the US Notes, the Canadian Notes, the Canadian Swingline Notes, and the US Swingline Notes.
“Notice of Borrowing” means (a) for the US Facility, a notice of borrowing signed by the US Borrower in substantially the same form as Exhibit C or such other form as shall be reasonably approved by the US Administrative Agent, and (b) for the Canadian Facility, a notice of borrowing signed by the Canadian Borrower in such form as shall be reasonably approved by the Canadian Administrative Agent.
“Notice of Continuation or Conversion” means (a) for the US Facility, a notice of continuation or conversion signed by the US Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the US Administrative Agent, and (b) for the Canadian Facility, a notice of continuation or conversion signed by the Canadian Borrower in such form as shall be reasonably approved by the Canadian Administrative Agent.
“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender, Swingline Lender, Issuing Lender, or Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the lesser of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Applicable Administrative Agent, the Applicable Issuing Lender, or Applicable Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Applicable Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning assigned to such term in Section 9.6.
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Debt” has the meaning set forth in Section 6.1.
“Permitted Distribution Amount” means, as of any date of determination, an amount equal to (a) $50,000,000 plus (b) 50% of the sum of the Company’s positive, consolidated Net Income for all fiscal quarters that have ended after the Effective Date but prior to such date of determination minus (c) 100% of the sum of the Company’s consolidated net loss for all fiscal quarters that have ended after the Effective Date but prior to such date of determination.
“Permitted Investments” has the meaning set forth in Section 6.3.
“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
“PPSA” means the Personal Property Security Act (Alberta), as amended from time to time, and any other similar legislation of any Canadian province or territory.
“Prime Rate” means the per annum rate of interest established from time to time by the US Administrative Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by the US Administrative Agent to its customers.
“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
“Registers” has the meaning set forth in Section 9.6(b).
“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).
“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
“Restricted Entity” means (a) each Borrower and (b) each Restricted Subsidiary.
“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person, or warrants, options or other rights to purchase such Equity Interests.
“Restricted Subsidiary” means (a) each Subsidiary of the Company on the Effective Date other than the Unrestricted Subsidiaries identified and noted on Schedule 4.11 as “Unrestricted Subsidiaries” (unless such Unrestricted Subsidiaries are subsequently designated as a Restricted Subsidiary pursuant to the terms of Section 5.11) and (b) each other Subsidiary of the Company that is not designated as an Unrestricted Subsidiary pursuant to Section 5.11.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Foreign Currency, same day or other funds as may be determined by the Applicable Administrative Agent or Applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.
“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).
“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).
“Schedule II/III Reference Banks” means HSBC and such other Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Canadian Borrower and the Canadian Administrative Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.
“Schedule III Bank” means a bank that is a Canadian bank listed on Schedule III under the Bank Act (Canada).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations owing by US Credit Parties, and (c) all obligations of any US Credit Party owing to Swap Counterparties under any Hedging Arrangements.
“Secured Parties” means, collectively, the US Secured Parties and the Canadian Secured Parties.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Security Agreements” means, collectively, the US Security Agreement and the Canadian Security Agreement.

“Security Documents” means the Security Agreements, the US Pledge Agreement, the US Mortgages and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.
“Senior Debt Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) all secured Debt (other than Insurance Premium Debt and Debt under Hedging Arrangements) of the Company and its consolidated Restricted Subsidiaries as of the last day of such fiscal quarter to (b) the consolidated EBITDA for the Company and its consolidated Restricted Subsidiaries for the twelve month period then ended.
“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subject Lender” has the meaning specified in Section 2.16(b).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Borrower.
“Swingline Advance” means a US Swingline Advance or a Canadian Swingline Advance.
“Swingline Lender” means the US Swingline Lender or the Canadian Swingline Lender.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Applicable Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Group” has the meaning set forth in Section 4.14.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of a Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Total Debt Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) all Debt (other than Insurance Premium Debt and Debt under Hedging Arrangements) of the Company and its consolidated Restricted Subsidiaries as of the last day of such fiscal quarter to (b) the consolidated EBITDA for the Company and its consolidated Restricted Subsidiaries for the twelve month period then ended.
“Total Outstandings” means the aggregate US Outstandings and aggregate Canadian Outstandings.
“Type” has the meaning set forth in Section 1.4.
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
“United States” means the United States of America.
“Unrestricted Subsidiaries” means (a) each Subsidiary listed on Schedule 4.11 as an Unrestricted Subsidiary, in each case, unless and until such Subsidiary is designated as a Restricted Subsidiary under Section 5.11, and (b) any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary in compliance with Section 5.11.
“US Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent pursuant to Section 8.6.
“US Advance” means an advance by a US Lender to the US Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a US Base Rate Advance or a Eurocurrency Advance. Each US Advance denominated in a Foreign Currency and made to the US Borrower shall be a Eurocurrency Advance.
“US Base Rate Advance” means a US Advance in Dollars that bears interest as provided in Section 2.10(a).
“US Borrowing” means a borrowing consisting of simultaneous US Advances of the same Type made by the US Lenders pursuant to Section 2.1(a) or Converted by each US Lender to US Advances of a different Type pursuant to Section 2.6(b).
“US Cash Collateral Account” means a special cash collateral account pledged to the US Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the US Administrative Agent in accordance with the terms hereof.
“US Collateral” means (a) all “Collateral”, “Pledged Collateral”, “Pledged Accounts” and “Mortgaged Property” (as defined in each of the US Mortgages, the US Security Agreements, the US Pledge

Agreements, as applicable) or similar terms used in the US Security Documents, and (b) all amounts contained in the US Borrower’s and its Domestic Restricted Subsidiaries’ bank accounts. The US Collateral shall not include any Excluded Properties (US).
“US Commitment” means, for each Lender, the obligation of such Lender to advance to US Borrower the amount set opposite such Lender’s name on Schedule II as its US Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its US Commitment in the applicable Register, as such amount may be reduced, increased or reallocated pursuant to Section 2.1; provided that, after the Maturity Date, the US Commitment for each Lender shall be zero; and provided further that, the initial aggregate amount of the US Commitments on the Effective Date is $300,000,000.
“US Commitment Fee” means the fees required under Section 2.9(a).
“US Credit Parties” means the US Borrower and the US Guarantors.
“US Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the swing line subfacility provided by the US Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided by the US Issuing lender described in Section 2.3.
“US Guarantor” means any Person that now or hereafter executes a US Guaranty, including (a) the US Borrower, (b) the Domestic Restricted Subsidiaries of the Company listed on Part B of Schedule 4.11; and (c) each Domestic Restricted Subsidiary of the Company that becomes a guarantor of all or a portion of the Secured Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty but excluding any Person that is released from any such Guaranty in accordance with the terms hereof.
“US Guaranty” means the US Guaranty, substantially in the form of Exhibit E among the US Guarantors and the US Administrative Agent for the benefit of the Secured Parties.
“US Issuing Lender” means Wells Fargo, in its capacity as the US Lender that issues US Letters of Credit pursuant to the terms of this Agreement.
“US Lenders” means Lenders having a US Commitment or if such US Commitments have been terminated, Lenders that are owed US Advances.
“US Letter of Credit” means any standby or commercial letter of credit issued by the US Issuing Lender for the account of the US Borrower or any US Guarantor pursuant to the terms of this Agreement, in such form as may be agreed by the US Borrower, such US Guarantor and the US Issuing Lender.
“US Letter of Credit Application” means the US Issuing Lender standard form letter of credit application for standby or commercial letters of credit which has been executed by the US Borrower, the applicable US Guarantor and accepted by the US Issuing Lender in connection with the issuance of a US Letter of Credit.
“US Letter of Credit Documents” means all US Letters of Credit, US Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.
“US Letter of Credit Exposure” means, at the date of its determination by the US Administrative Agent, the aggregate outstanding undrawn amount of US Letters of Credit plus the aggregate unpaid amount of all of the US Borrower’s payment obligations under drawn US Letters of Credit.

“US Letter of Credit Extension” means, with respect to any US Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“US Letter of Credit Maximum Amount” means the aggregate amount of the US Commitments; provided that, on and after the Maturity Date, the US Letter of Credit Maximum Amount shall be zero.
“US Letter of Credit Obligations” means any obligations of the US Borrower under this Agreement in connection with the US Letters of Credit.
“US Majority Lenders” means (a) at any time when there are more than two US Lenders, two or more US Lenders holding at least 51% of the sum of the unutilized US Commitments plus the US Outstandings (with the aggregate amount of each US Lender’s risk participation and funded participation in the US Letter of Credit Obligations and US Swingline Advances being deemed “held” by such US Lender for purposes of this definition), and (b) at any time when there are one or two US Lenders, all US Lenders; provided that, (i) in any event, if there are two or more US Lenders, the US Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of US Majority Lenders unless all US Lenders are Defaulting Lenders, and (ii) for purposes of this definition, the Fronting Exposure of Defaulting Lenders as to US Letter of Credit Exposure and Swingline Advances which has not been reallocated or Cash Collateralized in accordance with Section 2.18 shall be deemed to be held by the Lender that is the US Issuing Lender and the Lender that is the Swingline Lender.
“US Mortgages” means each mortgage or deed of trust in effect on the Effective Date and executed by the Company or any Domestic Restricted Subsidiary of the Company to secure all or a portion of the Secured Obligations.
“US Pledge Agreement” means the US Pledge Agreement, substantially in the form of Exhibit F among the Company, any Domestic Restricted Subsidiary of the Company now or hereafter existing, which owns any Equity Interest in another Person and made in favor of the US Administrative Agent.
“US Note” means a promissory note of the US Borrower payable to the order of a US Lender in the amount of such Lender’s US Commitment, in the form provided by the US Administrative Agent and acceptable to the US Borrower.
“US Outstandings” means, as of any date of determination, the sum of (a) the Dollar Equivalent of the aggregate outstanding amount of all US Advances plus (b) the US Letter of Credit Exposure plus (c) the aggregate outstanding amount of all US Swingline Advances.
“US Secured Parties” means the Lender Parties, the Banking Services Providers and Swap Counterparties who are owed any Secured Obligations.
“US Security Agreement” means the US Security Agreement, substantially in the form of Exhibit G, among the US Borrower, the Domestic Restricted Subsidiaries party thereto and the US Administrative Agent for the benefit of the Secured Parties.
“US Security Documents” means the US Mortgages, US Security Agreement, the US Pledge Agreement and each other Security Document to which the US Borrower or any Domestic Restricted Subsidiary is a party and that purports to grant a Lien in the assets of any such Person in favor of the US Administrative Agent for the benefit of the Secured Parties.

“US Swingline Advance” means an advance by the US Swingline Lender to the US Borrower pursuant to Section 2.4.
“US Swingline Amount” means, for the US Swingline Lender, $30,000,000; provided that, on and after the Maturity Date, the US Swingline Amount shall be zero.
“US Swingline Borrowing” means the Borrowing consisting of a Swingline Advance made by the US Swingline Lender pursuant to Section 2.4 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.
“US Swingline Lender” means Wells Fargo.
“US Swingline Note” means the promissory note made by the US Borrower payable to the order of the US Swingline Lender in the form provided by the US Administrative Agent and acceptable to the US Borrower.
“US Swingline Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the US Swingline Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the US Swingline Lender if no Default exists, and otherwise upon demand by the US Swingline Lender and (ii) the Maturity Date.
“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.
“Wells Fargo” means Wells Fargo Bank, National Association.
Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.3 Accounting Terms; Changes in GAAP.
     (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements delivered to the Agent for the fiscal year ended December 31, 2010 and delivered under Section 3.1(j), in any event, prepared in accordance with GAAP.
     (b) Unless otherwise indicated, all Financial Statements of the Company, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Company and its consolidated Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements referred to in Section 4.4. For the avoidance of doubt and unless otherwise indicated herein, references in this Agreement or in any other Credit Document to the Company’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of the Company and its properly consolidated Restricted Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.
     (c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Majority Lenders shall so request, the Administrative Agents, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Company and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Company shall provide to the Administrative Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (d) Notwithstanding the foregoing clause (c), for purposes of this Agreement, any lease that was treated as an operating lease under GAAP at the time it was entered into and that later becomes a capital lease or has comparable treatment as a result of the change in GAAP that occurs upon a conversion to International Financial Reporting Standards during the life of such lease, including any renewals, or any lease that is entered into after the date hereof that would have been treated as an operating lease under GAAP but that is treated as a capital lease under GAAP upon a conversion to International Financial Reporting Standards during the life of this Agreement shall be treated as an operating lease for all purposes under this Agreement including the treatment of assets in calculating, among other things, EBITDA.
Section 1.4 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Canadian Advances, or US Advances. The “Type”, when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Adjusted Base Rate, the Canadian Base Rate, and the Discount Rate applicable to Bankers’ Acceptances and B/A Equivalent Advances.
Section 1.5 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
     (d) The parties hereto, including the Canadian Borrower, hereby agree that any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Canadian Borrower.
Section 1.6 Exchange Rates; Currency Equivalents.
     (a) On each Computation Date, the US Administrative Agent shall determine the Exchange Rate as of such Computation Date and deliver to the Canadian Administrative Agent in writing the Canadian Dollar Equivalent amount of such determination on or prior to such Computation Date. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Applicable Administrative Agent or Canadian Issuing Lender, as applicable.
     (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Advance or the issuance, amendment or extension of a Canadian Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Advance or Letter of Credit is denominated in an Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Applicable Administrative Agent or the Canadian Issuing Lender, as the case may be.
Section 1.7 Agreed Currencies.
     (a) The Company may from time to time request that Eurocurrency Advances be made in a currency other than those specifically listed in the definition of “Agreed Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Eurocurrency Advances, such request shall be subject to the approval of the US Administrative Agent and the US Lenders.
     (b) Any such request shall be made to the US Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the US Administrative Agent, in its sole discretion). The US Administrative Agent shall promptly notify each US Lender thereof. Each US Lender shall notify the US Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Advance in such requested currency. Any failure by a US Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Advances to be made in such requested currency. If the US Administrative Agent and all the US Lenders consent to making Eurocurrency Advances in such requested currency, the US Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Borrowings of Eurocurrency Advances. If the US Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the US Administrative Agent shall promptly so notify the Company.
     (c) If, after the designation of any currency as an Agreed Currency (including any Foreign Currency listed in clause (b) — (d) of the definition of “Agreed Currency”), (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency, in the reasonable determination of the US Administrative Agent, no longer qualifies as an “Eligible Currency” or (iii) in the reasonable determination of the US Administrative Agent, a Dollar Equivalent of such currency is not readily calculable, the US Administrative Agent shall promptly notify the US Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as the US Administrative Agent and the US Lenders, as provided herein, agree to reinstate such currency as an Agreed Currency.
Section 1.8 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the US Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the US Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country other than the United States and any relevant market conventions or practices relating to the change in currency.
Section 1.9 Several Obligations of Borrowers. Subject to the US Borrower’s guaranty obligations under the Canadian Guaranty, the obligations of the Borrowers to pay the principal of and interest on each Credit Extension are several and not joint, and the Canadian Borrower and its Foreign Subsidiaries shall not be liable for the payment obligations of the US Borrower hereunder.

ARTICLE II
CREDIT FACILITIES
Section 2.1 Commitments.
     (a) US Commitment. Each US Lender severally agrees, on the terms and conditions set forth in this Agreement, to make US Advances to the US Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date; provided that after giving effect to such US Advances, the aggregate US Outstandings shall not exceed the aggregate US Commitments in effect at such time. Within the limits of each US Lender’s US Commitment, the US Borrower may from time to time borrow, prepay pursuant to Section 2.7, and reborrow under this Section 2.1(a).
     (b) Canadian Commitment. From and after the Canadian Facility Effective Date, each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Canadian Advances to the Canadian Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date; provided that after giving effect to such Canadian Advances, the aggregate Canadian Outstandings shall not exceed the aggregate Canadian Commitments in effect at such time. Within the limits of each Canadian Lender’s Canadian Commitment, the Canadian Borrower may from time to time borrow, prepay pursuant to Section 2.7, and reborrow under this Section 2.1(b).
     (c) Reduction of Commitments.
(i) US Commitments. The US Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the US Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the US Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof; provided further that a notice of termination of the US Commitments delivered by the US Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the US Borrower (by notice to the US Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the US Commitments pursuant to this Section shall be permanent, with no obligation of the US Lenders to reinstate such US Commitments, and the Commitment Fees shall thereafter be computed on the basis of the US Commitments, as so reduced
(ii) Canadian Commitments. The Canadian Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Canadian Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Canadian Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof; provided further that a notice of termination of the Canadian Commitments delivered by the Canadian Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Canadian Borrower (by notice to the Canadian Administrative Agent on or prior to the specified effective date) if such condition is not satisfied Any reduction or termination of the Canadian Commitments pursuant to this Section shall be permanent, with no obligation of the Canadian Lenders to reinstate such Canadian Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Canadian Commitments, as so reduced.
(iii) Defaulting Lender. The Applicable Borrower may terminate the unused amount of the Commitments of any Defaulting Lender upon not less than 10 Business Days’ prior notice to the Applicable Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Applicable Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, (ii) such termination shall not be deemed to be a waiver or release of any claim that any Borrower, any Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender may have against such Defaulting Lender, (iii) such termination must be of the entire amount of the Defaulting Lender’s unused Commitments, and (iv) the Applicable Borrower shall have deposited with the Applicable Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Dollar Equivalent of the Letter of Credit Exposure (including any such portion thereof that has been reallocated pursuant to Section 2.18).
     (d) Reallocation of Commitments. In connection with the designation of a Canadian Borrower as provided in Section 2.17, HSBC Bank USA, N.A. hereby agrees with the US Borrower to convert and reallocate all or any portion of its US Commitment into a Canadian Commitment so long as (i) the sum of such Lender’s US Commitment and Canadian Commitment remains equal to the aggregate amount of such Lender’s US Commitment and Canadian Commitment, as the case may be, prior to such reallocation, (ii) the aggregate amount of all Canadian Commitments, after giving effect to any reallocation, shall not exceed $30,000,000, and (iii) all of the conditions to the Canadian Facility Effective Date set forth in Section 2.17 shall have been satisfied. Upon such reallocation, participations by the US Lenders in the outstanding Letters of Credit and the Letter of Credit Obligations and in the outstanding US Swingline Advances and the outstanding Advances of the Lenders shall be automatically adjusted to give effect to such reallocation.
     (e) Existing Advances. Without any further action on the part of either Borrower or the Lenders and so long as all conditions set forth in Section 3.1 and 3.2 have been met and only if any “Advances” under, and as defined in, the Restated Agreement, are outstanding on the Effective Date, the US Borrower hereby requests that, on the Effective Date, the US Lenders make the US Advances (as Adjusted Base Rate Advances) in the necessary amount to, and apply the proceeds of such US Advances to, (i) repay all outstanding “US Revolving Advances” under, and as defined in, the Restated Agreement, (ii) pay all fees owing to the Lenders or the Administrative Agent as required under the Fee Letter and (iii) pay such other fees, costs, and accounts detailed in the initial Notice of Borrowing delivered to the Administrative Agent. On the Effective Date, all Interest Periods under the Restated Agreement in respect of any “Eurocurrency Advances” (if any) under, and as defined in, the Restated Agreement shall automatically be terminated (and the US Borrower shall, on the Effective Date, also pay any amounts required under Section 2.12 of the Restated Agreement). Without any further action on the part of either Borrower or the Lenders and so long as all conditions set forth in Section 3.1 and 3.2 have been met, all outstanding “US Swingline Advances” (if any) under and as defined in, the Restated Agreement are deemed to be outstanding as US Swingline Advances hereunder.
     (f) Increase in Commitments.
(i) At any time prior to the Maturity Date, the Borrowers may effectuate up to two separate increases in the aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Applicable Administrative Agent and the Applicable Issuing Lender) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its US Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (A) each Commitment Increase shall be of at least $50,000,000, (B) the aggregate amount of all Commitment Increases shall not exceed $150,000,000, and (C) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments and Advances (other than with respect to additional fees which may be as agreed to between the US Borrower and the Increasing Lenders and/or Additional Lenders, as the case may be). The sum of the increases in the Commitments of the Increasing Lenders plus the Commitments of the Additional Lenders upon giving effect to a Commitment Increase shall not, in the aggregate, exceed the amount of such Commitment Increase. The US Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this clause (f) to the US Administrative Agent and the applicable Class of Lenders. This Section 2.1(f) shall not be construed to create any obligation on any of the Administrative Agents or any of the Lenders to advance or to commit to advance any credit to any Borrower or to arrange for any other Person to advance or to commit to advance any credit to any Borrower.
(ii) A Commitment Increase shall become effective upon (A) the receipt by the US Administrative Agent of (1) an agreement in form and substance reasonably satisfactory to the US Administrative Agent signed by the US Borrower, each Increasing Lender and each Additional Lender, setting forth the US Commitments, if any, of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (2) such evidence of appropriate authorization on the part of the US Borrower with respect to such Commitment Increase as the US Administrative Agent may reasonably request, (B) the funding by each Increasing Lender and Additional Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.7(c)(iv), and (C) receipt by the US Administrative Agent of a certificate of an authorized officer of the US Borrower stating that, both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrowers in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.
(iii) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual US Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.
Section 2.2 Evidence of Indebtedness.
     (a) The Advances and Letters of Credit made by each Lender, including any Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or such Swingline Lender and by the Applicable Administrative Agent with respect to the applicable Facility in the ordinary course of business. The accounts or records maintained by Administrative Agents, the applicable Lenders and the Swingline Lenders shall be conclusive absent manifest error of the amount of the Advances and Letters of Credit made by such Lenders or such Swingline Lenders to the Applicable Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Swingline Lender and the accounts and records of the Applicable Administrative Agent in respect of such matters, the accounts and records of the Applicable Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the

Applicable Administrative Agent, such Borrower shall execute and deliver to such Lender or such Swingline Lender (through the Applicable Administrative Agent) the applicable Note or Notes which shall evidence such Lender’s Advances or Swingline Advances to such Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances or Swingline Advances and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a) above, each Lender, Swingline Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Advances. In the event of any conflict between the accounts and records maintained by the Applicable Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Applicable Administrative Agent shall control in the absence of manifest error.
     (c) Except for any B/A Advances (the compensation for which is set forth in Section 2.5), each Advance shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.10.
Section 2.3 Letters of Credit.
     (a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, (i) the US Issuing Lender agrees to, from time to time on any Business Day during the period from the Effective Date until the Maturity Date, issue, increase or extend the expiration date of, US Letters of Credit denominated in the Designated Currency for the account of the US Borrower or a US Guarantor; and (ii) the Canadian Issuing Lender agrees to, from time to time on any Business Day during the period from the Effective Date until the Maturity Date, issue, increase or extend the expiration date of, Canadian Letters of Credit denominated in a Designated Currency for the account of the Canadian Borrower or a Guarantor; provided that, in any event, no Letter of Credit will be issued, increased, or extended:
(i) if such issuance, increase, or extension would cause the US Letter of Credit Exposure to exceed the lesser of (A) the US Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate US Commitments in effect at such time minus (2) the aggregate US Outstandings.
(ii) if such issuance, increase, or extension would cause the Canadian Letter of Credit Exposure to exceed the lesser of (A) the Canadian Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Canadian Commitments in effect at such time minus (2) the aggregate Canadian Outstandings;
(iii) unless such Letter of Credit has an expiration date not later than 30 days prior to the Maturity Date; provided that, (A) if the US Commitments are terminated in whole pursuant to Section 2.1(c)(i), any US Letter of Credit may have an expiration date after the then resulting Maturity Date if (1) the US Borrower shall deposit into the US Cash Collateral Account cash in an amount equal to 103% of the US Letter of Credit Exposure or (2) the US Borrower shall provide a replacement letter of credit (or other security) reasonably acceptable to the US Administrative Agent, US Issuing Lender and the US Lenders in an amount equal to 103% of the US Letter of Credit Exposure; and (B) if the Canadian Commitments are terminated in whole pursuant to Section 2.1(c)(ii), any Canadian Letter of Credit may have an expiration date after the then resulting Maturity Date if (1) the Canadian Borrower shall deposit into the Canadian Cash

Collateral Account cash in an amount equal to 103% of the Canadian Letter of Credit Exposure or (2) the Canadian Borrower shall provide a replacement letter of credit (or other security) reasonably acceptable to the Canadian Administrative Agent, Canadian Issuing Lender and the Canadian Lenders in an amount equal to 103% of the Canadian Letter of Credit Exposure;
(iv) unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Applicable Issuing Lender, a commercial letter of credit;
(v) unless such Letter of Credit is in form and substance acceptable to the Applicable Issuing Lender in its sole discretion;
(vi) unless the Applicable Borrower has delivered to the Applicable Issuing Lender a completed and executed applicable Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;
(vii) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;
(viii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Applicable Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Applicable Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Applicable Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;
(ix) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of such Issuing Lender that are generally applicable to letters of credit;
(x) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the Applicable Issuing Lender reasonably determines that the Applicable Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or
(xi) if any Lender is at such time a Defaulting Lender hereunder, unless the Applicable Issuing Lender has entered into satisfactory arrangements with the Applicable Borrower or such Lender to eliminate such Issuing Lender’s Fronting Exposure with respect to such Lender.
     (b) Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Applicable Borrower to the Applicable Administrative Agent for the benefit of the Applicable Issuing Lender by facsimile, in writing or by such other method as may be accepted by the Applicable Issuing Lender from time to time, but in any event, not later than (i) 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of the US Letter of Credit Extension and (ii) 11:00 a.m. (Calgary, Alberta Canada, time) on the third Business Day before the proposed date of the Canadian Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be irrevocable and binding on the Applicable Borrower. Subject to the terms and conditions hereof, the Applicable Issuing Lender shall (i) before 2:00 p.m. (Houston, Texas, time) on the date of such US Letter of Credit Extension and (ii) before 2:00 p.m. (Calgary, Alberta Canada, time) on the date of such Canadian Letter of Credit Extension, make such Letter of Credit Extension to the beneficiary of such Letter of Credit.
     (c) Reimbursements for Letters of Credit; Funding of Participations.
(i) In accordance with the related Letter of Credit Application, the US Borrower with respect to a US Letter of Credit and the Canadian Borrower with respect to Canadian Letters of Credit, each agrees to pay on demand to Applicable Administrative Agent on behalf of the Applicable Issuing Lender an amount equal to any amount paid by such Applicable Issuing Lender under such Letter of Credit. Upon the Applicable Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Applicable Borrower may request that such Borrower’s obligations to the Applicable Issuing Lender thereunder be satisfied with the proceeds of (A) a US Base Rate Advance under the US Facility in the same amount with respect to US Letters of Credit, (B) a Canadian Base Rate (C$) Advance in the same amount with respect to Canadian Letters of Credit denominated in Canadian Dollars, and (C) a Canadian Base Rate (US$) Advance in the same amount with respect to Canadian Letters of Credit denominated in Dollars, (notwithstanding any minimum size or increment limitations on individual Advances). If the Applicable Borrower does not make such request and does not otherwise make the payments demanded by the Applicable Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then the Applicable Borrower shall be deemed for all purposes of this Agreement to have requested such US Advance, or such Canadian Advance, as the case may be, in the same amount and the transfer of the proceeds thereof to satisfy such Borrower’s obligations to Applicable Issuing Lender. The US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the US Lenders to make such US Base Rate Advances, to transfer the proceeds thereof to the US Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a US Base Rate Advance under the US Facility to the US Borrower. The Canadian Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Canadian Lenders to make such Canadian Base Rate Advances, to transfer the proceeds thereof to Canadian Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Canadian Base Rate Advance to the Canadian Borrower. Each Administrative Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of (1) a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower with respect to US Letter of Credit Obligations and (2) a Canadian Borrowing in the same Designated Currency as the applicable Canadian Letters of Credit to the Canadian Borrower under this Agreement as if requested by the Canadian Borrower with respect to Canadian Letter of Credit Obligations. Nothing herein is intended to release any of any Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by a Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Applicable Administrative Agent that the Applicable Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.6 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make funds available to the Applicable Administrative Agent for the account of the Applicable Issuing Lender in an amount equal to such Lender’s Applicable Percentage of the amount of such Advance not later than 1:00 p.m. (Houston, Texas, time or Calgary, Alberta Canada, time, as applicable) on the Business Day specified in such notice by the Applicable Administrative Agent, whereupon (i) each US Lender that so makes funds available shall be deemed to have made a US Base Rate Advance under the US Facility to the US Borrower in such amount, and (b) each Canadian Lender that so makes funds available shall be deemed to have made a Canadian Base Rate (C$) Advance or Canadian Base Rate (US$) Advance, as applicable, to the Canadian Borrower in such amount. The Applicable Administrative Agent shall remit the funds so received to the Applicable Issuing Lender.
(iii) If any such Lender shall not have so made such Advance available to the Applicable Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to such US Base Rate Advances, or if applicable, the Canadian Base Rate Advances and (B) the Maximum Rate. Whenever, at any time after the Applicable Administrative Agent has received from any Lender such Lender’s Advance, the Applicable Administrative Agent receives any payment on account thereof, the Applicable Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Applicable Administrative Agent is required to be returned. Each Lender’s obligation to make the Advances pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against any Issuing Lender, any Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by a Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(iv) If at any time, the US Commitments shall have expired or been terminated while any US Letter of Credit Exposure is outstanding, then each US Lender, at the sole option of the US Issuing Lender, shall fund its participation in such US Letters of Credit in an amount equal to such Lender’s Applicable Percentage of the unpaid amount of the US Borrower’s payment obligations under drawn US Letters of Credit. If at any time, the Canadian Commitments shall have expired or been terminated while any Canadian Letter of Credit Exposure is outstanding, then each Canadian Lender, at the sole option of the Canadian Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Applicable Percentage of the unpaid amount of the Canadian Borrower’s payment obligations under drawn Canadian Letters of Credit. The Applicable Issuing Lender shall notify the Applicable Administrative Agent, and in turn, the Applicable Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to the Applicable Administrative Agent for the account of the Applicable Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation. At any time after an Applicable Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause

(iv), if the Applicable Administrative Agent receives for the account of such Applicable Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from a Borrower or otherwise, including proceeds of cash collateral applied thereto by the Applicable Administrative Agent), the Applicable Administrative Agent shall distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Applicable Administrative Agent.
(v) If any payment received by the Applicable Administrative Agent for the account of any Applicable Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.13 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Applicable Administrative Agent for the account of such Applicable Issuing Lender its Applicable Percentage thereof on demand of the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate in effect from time to time. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (d) Participations. Upon the date of the issuance or increase of a Letter of Credit or the deemed issuance of the Existing US Letters of Credit under Section 2.3(j), (i) the US Issuing Lender shall be deemed to have sold to each other US Lender and each other US Lender shall have been deemed to have purchased from the US Issuing Lender a participation in the related US Letter of Credit Obligations equal to such US Lender’s Applicable Percentage at such date, and (ii) the Canadian Issuing Lender shall be deemed to have sold to each other Canadian Lender and each other Canadian Lender shall have been deemed to have purchased from the Canadian Issuing Lender a participation in the related Canadian Letter of Credit Obligations equal to such Canadian Lender’s Applicable Percentage at such date, and, in either case, such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Applicable Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or facsimile of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.
     (e) Obligations Unconditional. The obligations of the US Borrower under this Agreement in respect of each US Letter of Credit, and the obligations of the Canadian Borrower under this Agreement in respect of each Canadian Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:
(i) any lack of validity or enforceability of any Letter of Credit Documents;
(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;
(iii) the existence of any claim, set-off, defense or other right which any Restricted Entity may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (g);
(v) payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit.
     (f) Prepayments of Letters of Credit. In the event that any US Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, the US Borrower shall pay to the US Administrative Agent an amount equal to 103% of the US Letter of Credit Exposure allocable to such Letter of Credit to be held in the US Cash Collateral Account and applied in accordance with paragraph (h) below. In the event that any Canadian Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, the Canadian Borrower shall pay to the Canadian Administrative Agent an amount equal to 103% of the Dollar Equivalent of the Canadian Letter of Credit Exposure allocable to such Letter of Credit to be held in the Canadian Cash Collateral Account and applied in accordance with paragraph (h) below.
     (g) Liability of Issuing Lenders. The US Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any US Letter of Credit with respect to its use of such Letter of Credit. The Canadian Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Canadian Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Lender nor any of their respective officers or directors shall be liable or responsible for:
(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER’S OWN NEGLIGENCE),
except that the Applicable Borrower shall have a claim against the Applicable Issuing Lender, and the Applicable Issuing Lender shall be liable to, and shall promptly pay to, the Applicable Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower which such Borrower proves were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, as determined in final, non-appealable judgment by a court of competent jurisdiction or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (h) Cash Collateral Account.
(i) If the US Borrower is required to deposit funds in the US Cash Collateral Account pursuant to the terms hereof, then the US Borrower and the US Administrative Agent shall establish the US Cash Collateral Account and the US Borrower shall execute any documents and agreements, including the US Administrative Agent’s standard form assignment of deposit accounts, that the US Administrative Agent requests in connection therewith to establish the US Cash Collateral Account and grant the US Administrative Agent an Acceptable Security Interest in such account and the funds therein. The US Borrower hereby pledges to the US Administrative Agent and grants the US Administrative Agent a security interest in the US Cash Collateral Account, whenever established, all funds held in the US Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.
(ii) If the Canadian Borrower is required to deposit funds in the Canadian Cash Collateral Account pursuant to the terms hereof, then the Canadian Borrower and the Canadian Administrative Agent shall establish the Canadian Cash Collateral Account and the Canadian Borrower shall execute any documents and agreements, including the Canadian Administrative Agent’s standard form assignment of deposit accounts, that the Canadian Administrative Agent requests in connection therewith to establish the Canadian Cash Collateral Account and grant the Canadian Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Canadian Borrower hereby pledges to the Canadian Administrative Agent and grants the Canadian Administrative Agent a security interest in the Canadian Cash Collateral Account, whenever established, all funds held in the Canadian Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Canadian Obligations.
(iii) Funds held in the Cash Collateral Accounts shall be held as Cash Collateral for obligations with respect to US Letters of Credit in the case of the US Cash Collateral Account and the Canadian Letters of Credit in the case of the Canadian Cash Collateral Account. Such funds shall be promptly applied by the Applicable Administrative Agent at the request of the Applicable Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. To the extent that any surplus funds are held in the US Cash Collateral Account above the US Letter of Credit Exposure during the existence of an Event of Default the US Administrative Agent may (A) hold such surplus funds in the US Cash Collateral Account as Cash Collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. To the extent that any surplus funds are held in the Canadian Cash Collateral Account above the Canadian Letter of Credit Exposure during the existence of an Event of Default the Canadian Administrative Agent may (A) hold such surplus funds in the Canadian Cash Collateral Account as Cash Collateral for the Canadian Obligations or (B) apply such surplus funds to any such Obligations in any manner directed by the Canadian Majority Lenders. If no Default exists, the Administrative Agents shall release to the Applicable Borrower at such Borrower’s written request any funds held in the applicable Cash Collateral Account above the amounts required by 2.3(f), subject to the requirements of this Section 2.3(h) and Section 2.18.
(iv) Funds held in the US Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the US Administrative Agent or in another investment if mutually agreed upon by the US Borrower and the US Administrative Agent, but the US Administrative Agent shall have no other obligation to make any other investment of the funds therein. Funds held in the Canadian Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Canadian Administrative Agent or in another investment if mutually agreed upon by the Canadian Borrower and the Canadian Administrative Agent, but the Canadian Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agents shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which such Administrative Agent accords its own property, it being understood that neither Administrative Agent shall have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     (i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the US Borrower, (i) the US Borrower shall be obligated to reimburse the US Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the US Facility by the US Issuing Lender and (ii) the Canadian Borrower shall be obligated to reimburse the Canadian Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the Canadian Facility by the Canadian Issuing Lender. The US Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the US Borrower, and that the US Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. The Canadian Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Canadian Borrower, and that the Canadian Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     (j) Existing US Letters of Credit. The US Issuing Lender, the US Lenders and the US Borrower agree that effective as of the Effective Date, the Existing US Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.
Section 2.4 Swingline Advances.
     (a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement as to US Swingline Borrowings: (i) the US Swingline Lender shall, from time-to-time on any Business Day from the Effective Date until the last Business Day occurring before the Maturity Date, make US Swingline Advances in Dollars to the US Borrower in an aggregate principal amount not to exceed the US Swingline Amount at any time, and (ii) the Canadian Swingline Lender shall, from time-to-time on any Business Day from the Effective Date until the last Business Day occurring before the Maturity Date, make Canadian Swingline Advances in Canadian Dollars to the Canadian Borrower in an aggregate principal amount not to exceed the Canadian Swingline Amount outstanding at any time; provided that, in any event, (A) after giving effect to such Swingline Advance, the US Outstandings shall not exceed the aggregate US Commitments in effect at such time and the Canadian Outstandings shall not exceed the aggregate Canadian Commitments in effect at such time, (B) no Swingline Advance shall be made by either Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance (it being agreed by the Borrowers that the giving of the applicable Notice of Borrowing and the acceptance by the Applicable Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrowers that on the date of such Swingline Advance such conditions have been met), and (C) with respect to a US Swingline Borrowing, if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.4(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. The

Borrowers agree that the giving of the applicable Notice of Borrowing and the acceptance by the Applicable Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the such Borrower that on the date of such Swingline Advance the conditions set forth in Section 3.2 have been met. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each US Lender shall have the obligation to purchase and fund risk participations in the US Swingline Advances and to refinance US Swingline Advances as provided below and as provided in Section 2.18.
     (b) Evidence of Indebtedness. The indebtedness of the US Borrower to the US Swingline Lender resulting from US Swingline Advances, and the indebtedness of the Canadian Borrower to the Canadian Swingline Lender resulting from Canadian Swingline Advances shall be evidenced as set forth in Section 2.2.
     (c) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the amount of aggregate outstanding amount of US Swingline Advances ever exceeds the US Swingline Amount, the US Borrower shall, upon receipt of written notice of such condition from the US Swingline Lender and to the extent of such excess, prepay to the US Swingline Lender outstanding principal of the US Swingline Amount such that such excess is eliminated. If the Canadian Dollar Equivalent amount of the aggregate outstanding amount of Canadian Swingline Advances ever exceeds the Canadian Swingline Amount, the Canadian Borrower shall, upon receipt of written notice of such condition from the Canadian Swingline Lender and to the extent of such excess, prepay to the Canadian Swingline Lender outstanding principal of the Canadian Swingline Amount such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a US Swingline Borrowing shall be made as provided in such AutoBorrow Agreement.
     (d) Refinancing of Swingline Advances.
(i) With respect to the US Swingline Advances and the interest, premium, fees, and other amounts owed by the US Borrower to the US Swingline Lender in connection with the US Swingline Advances, the US Borrower agrees to pay to the US Swingline Lender such amounts when due and payable to the US Swingline Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. The US Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the US Borrower (which hereby irrevocably authorizes such Swingline Lender to so request on its behalf), that each US Lender make a US Base Rate Advance under the US Facility in an amount equal to such Lender’s Applicable Percentage of the amount of US Swingline Advances then outstanding. The US Administrative Agent shall promptly forward notice of such request to the US Borrower and the US Lenders, and each US Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make available such US Lender’s ratable share of such US Borrowing to the US Administrative Agent in Same Day Funds, and the US Administrative Agent shall promptly deliver the proceeds thereof to the US Swingline Lender for application to such amounts owed to the US Swingline Lender. The US Swingline Lender shall furnish the US Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the US Administrative Agent. The US Administrative Agent and each US Lender may record and otherwise treat the making of such US Borrowings as the making of a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower. Nothing herein is intended to release the US Borrower’s obligations with respect to US Swingline Advances, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.4 shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the US Borrower’s failure to comply with the provisions of this Agreement or any AutoBorrow Agreement.
(ii) With respect to the Canadian Swingline Advances and the interest, premium, fees, and other amounts owed by the Canadian Borrower to the Canadian Swingline Lender in connection with the Canadian Swingline Advances, the Canadian Borrower agrees to pay to the Canadian Swingline Lender such amounts when due and payable to the Canadian Swingline Lender under the terms of this Agreement. The Canadian Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Canadian Borrower (which hereby irrevocably authorizes such Swingline Lender to so request on its behalf), that each Canadian Lender make a Canadian Base Rate (C$) Advance under the Canadian Facility in an amount equal to such Lender’s Applicable Percentage of the amount of Canadian Swingline Advances then outstanding. The Canadian Administrative Agent shall promptly forward notice of such request to the Canadian Borrower and the Canadian Lenders, and each Canadian Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make available such Canadian Lender’s ratable share of such Canadian Borrowing to the Canadian Administrative Agent in Same Day Funds, and the Canadian Administrative Agent shall promptly deliver the proceeds thereof to the Canadian Swingline Lender for application to such amounts owed to the Canadian Swingline Lender. The Canadian Swingline Lender shall furnish the Canadian Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Canadian Administrative Agent. The Canadian Administrative Agent and each Canadian Lender may record and otherwise treat the making of such Canadian Borrowings as the making of a Canadian Borrowing to the Canadian Borrower under this Agreement as if requested by the Canadian Borrower. Nothing herein is intended to release the Canadian Borrower’s obligations with respect to Canadian Swingline Advances, but only to provide an additional method of payment therefor.
(iii) If at any time, the US Commitments shall have expired or been terminated while any US Swingline Advance is outstanding, each US Lender, at the sole option of the US Swingline Lender, shall either (A) notwithstanding the expiration or termination of the US Commitments, make a US Advance as a US Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the US Swingline Lender a participation in such US Swingline Advance, in either case in an amount equal to the product of such US Lender’s Applicable Percentage times the outstanding aggregate principal balance of the US Swingline Advances made by the US Swingline Lender. The US Swingline Lender shall notify the US Administrative Agent, and in turn, the US Administrative Agent shall notify each such US Lender of the amount of such US Advance or participation, and such US Lender will transfer to the US Administrative Agent for the account of the US Swingline Lender on the next Business Day following such notice, in Same Day Funds, the amount of such US Advance or participation. If any such US Lender shall not have so made its US Advance or its percentage participation available to the US Administrative Agent pursuant to this Section 2.4, such US Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the US Advance and (B) the Maximum Rate. Whenever, at any time after the US Administrative Agent has received from any US Lender such Lender’s US Advance or participating interest in a US Swingline Advance, the US Administrative Agent receives any payment on account thereof, the US Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s US Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the US

Administrative Agent is required to be returned. Each US Lender’s obligation to make the US Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the US Swingline Lender, the US Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the US Commitments; (3) any breach of this Agreement by the US Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each US Swingline Advance, once so participated by any US Lender, shall cease to be a US Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be a US Base Rate Advance.
(iv) If at any time, the Canadian Commitments shall have expired or been terminated while any Canadian Swingline Advance is outstanding, each Canadian Lender, at the sole option of the Canadian Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Canadian Commitments, make a Canadian Advance as a Canadian Base Rate (C$) Advance, or (B) be deemed, without further action by any Person, to have purchased from the Canadian Swingline Lender a participation in such Canadian Swingline Advance, in either case in an amount equal to the product of such Canadian Lender’s Applicable Percentage times the outstanding aggregate principal balance of the Canadian Swingline Advances made by the Canadian Swingline Lender. The Canadian Swingline Lender shall notify the Canadian Administrative Agent, and in turn, the Canadian Administrative Agent shall notify each such Canadian Lender of the amount of such Canadian Advance or participation, and such Canadian Lender will transfer to the Canadian Administrative Agent for the account of the Canadian Swingline Lender on the next Business Day following such notice, in Same Day Funds, the amount of such Canadian Advance or participation. If any such Canadian Lender shall not have so made its Canadian Advance or its percentage participation available to the Canadian Administrative Agent pursuant to this Section 2.4, such Canadian Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the Canadian Advance and (B) the Maximum Rate. Whenever, at any time after the Canadian Administrative Agent has received from any Canadian Lender such Lender’s Canadian Advance or participating interest in a Canadian Swingline Advance, the Canadian Administrative Agent receives any payment on account thereof, the Canadian Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Canadian Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Canadian Administrative Agent is required to be returned. Each Canadian Lender’s obligation to make the Canadian Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Canadian Swingline Lender, the Canadian Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Canadian Commitments; (3) any breach of this Agreement by the Canadian Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Canadian Swingline Advance, once so participated by any Canadian Lender, shall cease to be a Canadian Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Canadian Base Rate (C$) Advance.

(v) The US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the US Swingline Lender to make such requests for US Borrowings on behalf of the US Borrower in accordance with this Section, and the US Lenders to make US Advances to the US Administrative Agent for the benefit of the US Swingline Lender in satisfaction of such obligations. The Canadian Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Canadian Swingline Lender to make such requests for Canadian Borrowings on behalf of the Canadian Borrower in accordance with this Section, and the Canadian Lenders to make Canadian Advances to the Canadian Administrative Agent for the benefit of the Canadian Swingline Lender in satisfaction of such obligations. The making of any Borrowing under this Section 2.4 shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Applicable Borrower’s failure to comply with the provisions of this Agreement or any AutoBorrow Agreement.
     (e) Repayment of Participations.
(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Advance, if the Applicable Swingline Lender receives any payment on account of such Swingline Advance, the Applicable Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Applicable Swingline Lender.
(ii) If any payment received by the Applicable Swingline Lender in respect of principal or interest on any Swingline Advance is required to be returned by such Swingline Lender under any of the circumstances described in Section 9.13 (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to the Applicable Swingline Lender its Applicable Percentage thereof on demand of the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Applicable Administrative Agent will make such demand upon the request of the Applicable Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (f) Interest for Account of Swingline Lender. The US Swingline Lender shall be responsible for invoicing the US Borrower for interest on the US Swingline Advances. The Canadian Swingline Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swingline Advances. Until each Lender funds its Advances or risk participation pursuant to this Section to refinance such Lender’s Applicable Percentage of the applicable Swingline Advances, interest in respect of such Applicable Percentage shall be solely for the account of the Applicable Swingline Lender.
     (g) Payments Directly to Swingline Lender. The US Borrower shall make all payments of principal and interest in respect of the US Swingline Advances directly to the US Swingline Lender. The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swingline Advances directly to the Canadian Swingline Lender.
     (h) Method of Borrowing. If an AutoBorrow Agreement is in effect, each US Swingline Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (c) above, each request for a Swingline Advance shall be made pursuant to telephone notice to the Applicable Swingline Lender given no later than 11:00 a.m. (Houston, Texas time or Calgary, Alberta Canada time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing facsimiled to the Applicable Administrative Agent and the Applicable Swingline Lender. The Applicable Swingline Lender will promptly make such Swingline Advance available to the Applicable Borrower at the Applicable Borrower’s account with the Applicable Administrative Agent.
     (i) Defaulting Lender. Notwithstanding anything herein to the contrary, (A) so long as any US Lender is a Defaulting Lender, the US Swingline Lender shall not be required to fund any US Swingline Advance unless it is satisfied that it will have no Fronting Exposure after giving effect to such US Swingline Advance, and (B) so long as any Canadian Lender is a Defaulting Lender, the Canadian Swingline Lender shall not be required to fund any Canadian Swingline Advance unless it is satisfied that it will have no Fronting Exposure after giving effect to such Canadian Swingline Advance.
Section 2.5 Bankers’ Acceptances.
     (a) Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Borrowing denominated in Canadian Dollars by presenting drafts for acceptance and, if applicable, purchase as B/As by the Canadian Lenders.
     (b) No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as an Advance shall extend beyond the Maturity Date. All B/A Borrowings shall be denominated in Canadian Dollars.
     (c) To facilitate availment of the B/A Advances, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As in the form requested by such Canadian Lender. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Lender or its officers, employees, agents or representatives as determined by a court of competent jurisdiction by final and non-appealable judgment. Each Canadian Lender shall maintain a record with respect to B/As (i) voided by it for any reason, (ii) accepted and purchased by it hereunder and (iii) canceled at their respective maturities. Each Canadian Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Canadian Lender. On request by or on behalf of the Canadian Borrower, a Canadian Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Canadian Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable notice. At the discretion of a Canadian Lender, B/As to be accepted by such Canadian Lender may be issued in the form of “Depository Bills” within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the Canadian Depository for Securities Limited (“CDS”) and may be made payable to “CDS & Co.” or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the rules and procedures of CDS, consistent with the terms of this Agreement and the Depository Bills and Notes Act (Canada). All Depository Bills so issued shall be governed by the provisions of this Section 2.5.
     (d) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.5. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Lenders or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.
     (e) Promptly following receipt of a notice of borrowing, continuation or conversion of B/As, the Canadian Administrative Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Lenders). The aggregate face amount of the B/As to be accepted by a Canadian Lender shall be in an integral multiple of C$100,000 and such face amount shall be in each Canadian Lender’s Applicable Percentage of such Canadian Borrowing, and each such Canadian Borrowing shall be no less than $1,000,000; provided, that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Canadian Lender’s portion of such B/A to the nearest C$100,000.
     (f) The Canadian Borrower may specify in a notice of borrowing or conversion or continuation pursuant to Section 2.6(a) or Section 2.6(b), respectively, that it desires that any B/As requested by such notice be purchased by the Canadian Lenders, in which case the Canadian Lenders shall purchase, or arrange the purchase of, each B/A from the Canadian Borrower at the Discount Rate for such Canadian Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Canadian Lender under Section 2.10(f) in respect of each B/A accepted by such Canadian Lender shall be set off against the Discount Proceeds payable by such Canadian Lender under this Section 2.5.
     (g) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.
     (h) If a Canadian Lender notifies the Canadian Administrative Agent in writing that it is unable to accept Bankers’ Acceptances, such Canadian Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Advance”) to the Canadian Borrower in the amount and for the same term as the draft that such Canadian Lender would otherwise have been required to accept and purchase hereunder. Each such Canadian Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Advance for the account of the Canadian Borrower. Each such B/A Equivalent Advance will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Advance shall have the same economic consequences for the Lenders and the Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Advance replaces). All such interest shall be paid in advance on the date such B/A Equivalent Advance is made, and will be deducted from the principal amount of such B/A Equivalent Advance in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.
     (i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Lender that has accepted and purchased such B/A the full face amount of such B/A (subject to Section 2.5(j) below and Section 2.7(b)), and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
     (j) Except as required by any Canadian Lender upon the occurrence of an Event of Default, no B/A Advance may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Advance; provided, however, that any B/A or B/A Equivalent Advance may be defeased as provided in Section 2.7(b)(ii).
Section 2.6 Borrowings; Procedures and Limitations.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (other than the Borrowings to be made on the Effective Date, US Swingline Borrowings and Canadian Swingline Borrowings) and given:
(i) by the US Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the fourth Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance under the US Facility denominated in a Foreign Currency,
(ii) by the US Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance under the US Facility denominated in Dollars,
(iii) by the US Borrower to the US Administrative Agent not later than 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Borrowing in the case of a US Base Rate Advance;
(iv) by the Canadian Borrower to the Canadian Administrative Agent not later than 12:00 p.m. (Calgary, Alberta Canada time) on the fourth Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance under the Canadian Facility denominated in Dollars,
(v) by the Canadian Borrower to the Canadian Administrative Agent not later than 12:00 p.m. (Calgary, Alberta Canada time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Advance under the Canadian Facility, Canadian Base Rate (US$) Advance and in the case of B/A Advances, and
(vi) by the Canadian Borrower to the Canadian Administrative Agent not later than 12:00 p.m. (Calgary, Alberta Canada time) one Business Day before the date of the proposed Borrowing in the case of a Canadian Base Rate (C$) Advance.
     (b) The Applicable Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by facsimile (other than the deemed Borrowings to be made on the Effective Date under Section 2.1(e), the US Swingline Borrowings and the Canadian Swingline Borrowings). Each Notice of Borrowing shall be by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Advances, the Interest Period for such Advances, (v) if such Borrowing is to be comprised of B/A Advances, the Contract Period for such Advances, and (vi) the Designated Currency of such Borrowing.

In the case of a proposed Borrowing comprised of Eurocurrency Advances, the Applicable Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.10, as applicable. Each US Lender or Canadian Lender, as applicable, shall before 11:00 a.m. (Houston, Texas time or Calgary, Alberta Canada time, as applicable) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Applicable Administrative Agent at its address referred to in Section 9.7, or such other location as the Applicable Administrative Agent may specify by notice to the applicable Lenders, in Same Day Funds, such Lender’s Applicable Pro Rata Share of such Borrowing. Promptly upon the Applicable Administrative Agent’s receipt of such funds (but in any event not later than 3:00 p.m. (Houston, Texas time or Calgary, Alberta Canada time, as applicable) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Applicable Administrative Agent will make such funds available to the Applicable Borrower at its account with such Administrative Agent.
     (c) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Applicable Borrower shall:
(i) in case of a US Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the US Administrative Agent at the US Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (A) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to US Base Rate Advances, (B) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances denominated in Dollars; and (C) at least four Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances denominated in Foreign Currencies;
(ii) in case of a Canadian Borrowing or a B/A Borrowing, deliver an irrevocable Notice of Conversion or Continuation to the Canadian Administrative Agent at the Canadian Administrative Agent’s office no later than 12:00 p.m. (Calgary, Alberta Canada time) (A) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advance to Canadian Base Rate (C$) Advances, (B) at least three Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advance to Canadian Base Rate (US$) Advances, (C) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Advances under the Canadian Facility, and (D) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, B/A Advances.
Each such Notice of Conversion or Continuation shall be in writing or by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, (D) in the case of a Conversion to, or a continuation of, Eurocurrency Advances, the requested Interest Period, and (E) in the case of a Conversion to, or continuation of, B/A Advances, the requested Contract Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Applicable Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurocurrency Advances, notify each applicable Lender of the applicable interest rate under Section 2.10 as applicable. For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

     (d) Certain Limitations. Notwithstanding anything in paragraphs (a), (b) and (c) above:
(i) Each US Borrowing shall (A) be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof in case of Eurocurrency Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of US Base Rate Advances, (B) consist of Advances of the same Type made, Converted or continued on the same day by the US Lenders according to their Applicable Percentage, and (C) denominated in the applicable Designated Currencies.
(ii) Each Canadian Borrowing and each B/A Borrowing shall (A) with respect to Eurocurrency Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $100,000, (B) with respect to Canadian Base Rate (US$) Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (C) with respect to Canadian Base Rate (C$) Advances, be in an aggregate amount not less than C$500,000 and in integral multiples of C$100,000, (D) with respect to B/A Advances, be in such minimum amounts required under Section 2.5, (E) consist of Advances of the same Type made, Converted or continued on the same day by the Canadian Lenders according to their Applicable Percentage, and (F) denominated in the applicable Designated Currencies.
(iii) At no time shall there be more than eight Interest Periods applicable to outstanding Eurocurrency Advances under the Facilities nor more than five Contract Periods applicable to B/A Advances under the Canadian Facility.
(iv) No single Borrowing consisting of Eurocurrency Advances may include Advances in different currencies and no single Borrowing consisting of Canadian Base Rate Advances may include Advances in different currencies.
(v) Neither Borrower may select Eurocurrency Advances for any Borrowing to be made, Converted or continued if a Default or Event of Default has occurred and is continuing.
(vi) Canadian Borrower may not select B/A Advances for any Borrowing to be made, Converted or continued if a Default or Event of Default has occurred and is continuing.
(vii) If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurocurrency Advances or B/A Advances, notify the Applicable Administrative Agent and the Applicable Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurocurrency Advances or B/A Advances or to fund or maintain Eurocurrency Advances or B/A Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then (1) if the requested Borrowing was of US Advances, such Lender’s Applicable Percentage of the Dollar Equivalent amount of such Borrowing shall be made as a US Base Rate Advance of such US Lender under the US Facility, (2) if the requested Borrowing was of Canadian Advances denominated in Dollars, such Lender’s Applicable Percentage of the Dollar Equivalent amount of such Borrowing shall be made as a Canadian Base Rate (US$) Advance of such Lender, (3) if the requested Borrowing was of Canadian Advances denominated in Canadian Dollars, such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Canadian Base Rate (C$) Advance of such Lender, (4) in any event, such US Base Rate Advance or Canadian Base Rate Advance, as applicable, shall be considered part of the same Borrowing and interest on such

US Base Rate Advance or Canadian Base Rate Advance, as applicable, shall be due and payable at the same time that interest on the Eurocurrency Advances or the face amount of the B/A Advances comprising the remainder of such Borrowing shall be due and payable, and (5) any obligation of such Lender to make, continue, or Convert to, Eurocurrency Advances in the affected currency or currencies, or to make B/A Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Applicable Administrative Agent and the Applicable Borrower that the circumstances giving rise to such determination no longer exist.
(viii) If (A) the US Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested US Borrowing, or (B) the Canadian Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Advances comprising any requested Canadian Borrowing, the right of the Applicable Borrower to select Eurocurrency Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the Applicable Administrative Agent shall notify the Applicable Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each US Advance comprising such Borrowing shall be made as a US Base Rate Advance under the US Facility in the Dollar Equivalent of the originally requested Advance, and each Canadian Advance comprising such Borrowing shall be made as a Canadian Base Rate (US$) Advance in the Dollar Equivalent of the originally requested Advance.
(ix) If the US Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the US Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Advance, then the US Administrative Agent shall give notice thereof to the US Borrower and the US Lenders and the right of the US Borrower to select Eurocurrency Advances in the affected currency or currencies for such US Borrowing or for any subsequent US Borrowing shall be suspended until the US Administrative Agent shall notify the US Borrower and the US Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance under the US Facility in the Dollar Equivalent of the originally requested Advance.
(x) If the Canadian Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Canadian Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Advances or the Discount Rate for the B/A Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances or B/A Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars or Canadian Dollars for the applicable amount and Interest Period of such Eurocurrency Advance, the right of the Canadian Borrower to select Eurocurrency Advances or B/A Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Canadian Administrative Agent shall notify the Canadian Borrower and the Canadian Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Canadian Borrowing shall be made as a Canadian Base Rate (US$) Advance in case of a requested Eurocurrency Advance and as a Canadian Base Rate (C$) Advance in case of a requested B/A Advance.

(xi) With respect to any proposed Borrowing consisting of Eurocurrency Advances denominated in any Foreign Currencies and requested or made under the US Facility, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the US Administrative Agent or the US Majority Lenders, make it impracticable for such Borrowing to be denominated in the Foreign Currency designated by the US Borrower, then the US Administrative Agent shall give notice thereof to the US Borrower and the US Lenders, and the right of the US Borrower to select Eurocurrency Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the US Administrative Agent shall notify the US Borrower and the US Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance in the Dollar Equivalent of the originally requested Advance.
(xii) If the Applicable Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (b) or (c) above, the Applicable Administrative Agent will forthwith so notify the Applicable Borrower and the applicable Lenders and (A) if denominated in Dollars under the US Facility, such affected Advances will be made available to the US Borrower on the date of such Borrowing as US Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into US Base Rate Advances at the end of Interest Period then in effect, (B) if under the Canadian Facility, such affected Advances will be made available to the Canadian Borrower on the date of such Borrowing as Canadian Base Rate (US$) Advances or, if such affected Advances are existing Advances, will be Converted into Canadian Base Rate (US$) Advances at the end of Interest Period then in effect, and (C) if denominated in a Foreign Currency under the US Facility, the US Borrower shall be deemed to have specified an Interest Period of one month for such affected Advances or, if such affected Advances are existing Advances, such affected Advances will be continued as a Eurocurrency Advance in the original Designated Currency with an Interest Period of one month.
(xiii) If the Canadian Borrower shall fail to select the duration or continuation of any Contract Period for any B/A Advance in accordance with the provisions contained in the definition of “Contract Period” in Section 1.1, clause (b) and (c) above, and Section 2.5, the Canadian Administrative Agent will forthwith so notify the Canadian Borrower and the Canadian Lenders and such affected B/A Advances will be made available to the Canadian Borrower on the date of such Borrowing as Canadian Base Rate (C$) Advances or, if such affected B/A Advances are existing Advances, will be automatically Converted into Canadian Base Rate (C$) Advances at the end of the Contract Period then in effect.
(xiv) If the US Borrower shall fail to specify a currency for any Eurocurrency Advances under the US Facility, then the Eurocurrency Advances as requested shall be made in Dollars.
(xv) US Advances may only be Converted or continued as US Advances.
(xvi) Canadian Advances may only be Converted or continued as Canadian Advances.
(xvii) Swingline Advances may not be Converted or continued.
(xviii) No Advance may be Converted or continued as an Advance in a different currency, but instead must be prepaid (or defeased with respect to B/A Advances) in the original Designated Currency of such Advance and reborrowed in such new Designated Currency.

     (e) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Applicable Borrower.
     (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     (g) Funding by Lenders; Administrative Agents’ Reliance. Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Advances or of B/A Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.6 (or, in the case of a Borrowing of B/A Advances, that such Lender has made such share available in accordance with and at the time required by Section 2.5) and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to the requested Borrowing. If such Borrower and such Lender shall pay such interest to the Applicable Administrative Agent for the same or an overlapping period, the Applicable Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Applicable Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Administrative Agent. A notice of the Applicable Administrative Agent to any Lender or Applicable Borrower with respect to any amount owing under this subsection (g) shall be conclusive, absent manifest error.
Section 2.7 Prepayments; Defeasance.
     (a) Right to Prepay. No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.7.
     (b) Optional.
(i) Each Borrower may elect to prepay any Borrowing (other than Bankers’ Acceptances or B/A Equivalent Advances, which may, however, be defeased as provided below), in whole or in part, without penalty or premium except as set forth in Section 2.12 and after giving by 11:00 a.m. (Houston, Texas time or Calgary, Alberta Canada time as applicable) (i) in the case of Eurocurrency Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, same Business Day’s prior written notice to the Applicable Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided that (A) each optional partial prepayment of a Borrowing (other than a US Swingline Borrowing or a Canadian Swingline Borrower) shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof, and (B) partial prepayments of US Swingline Borrowing or Canadian Swingline Borrowing shall be in such minimum amounts as may be agreed to by the Applicable Swingline Lender and the Applicable Borrower. If an AutoBorrow Agreement is in effect, each prepayment of US Swingline Advances shall be made as provided in such AutoBorrow Agreement.
(ii) The Canadian Borrower may defease any B/A or B/A Equivalent Advance by depositing with the Canadian Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Advance is sufficient to pay such maturing B/As or B/A Equivalent Advances when due. The Applicable Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.7 and of each Lender’s portion of such prepayment.
     (c) Mandatory.
(i) On each Computation Date the US Administrative Agent shall consult with the Canadian Administrative Agent regarding the Exchange Rate and the Administrative Agents shall determine the Dollar Equivalent of the aggregate US Outstandings and the aggregate Canadian Outstandings. If, on any Computation Date: (i) the Dollar Equivalent of the US Outstandings exceeds the aggregate US Commitments then in effect; or (ii) the Dollar Equivalent of the Canadian Outstandings exceeds the aggregate Canadian Commitments then in effect; then the US Administrative Agent shall give notice thereof to the US Borrower and the US Lenders, and the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Lenders. Within five Business Days after the Applicable Borrower has received notice thereof, (A) the Canadian Borrower shall first prepay outstanding Canadian Base Rate Advances and Eurocurrency Advances, second defease outstanding B/A Advances pursuant to Section 2.7(b)(ii), third prepay outstanding Canadian Swingline Advances, and fourth make deposits into the Canadian Cash Collateral Account, such that after giving effect to such prepayment or provision, the Dollar Equivalent of the Canadian Outstandings does not exceed the aggregate Canadian Commitments then in effect and (B) the US Borrower shall first prepay outstanding US Advances, second prepay outstanding US Swingline Advances, and third make deposits into the US Cash Collateral Account, such that after giving effect to such prepayment or provision, the Dollar Equivalent of the US Outstandings does not exceed the aggregate US Commitments then in effect.
(ii) If, in any fiscal year, the US Borrower or any Subsidiary (that is a Restricted Subsidiary at the time of such receipt), receives casualty insurance proceeds or condemnation proceeds in connection with any assets of such Borrower or such Subsidiary and, which when taken together with all other insurance proceeds or condemnation proceeds received by the US Borrower or any Subsidiary (that is a Restricted Subsidiary at the time of such receipt) during such fiscal year but less any third-party costs and expenses incurred by the US Borrower or such Subsidiary to collect such proceeds, are greater than $10,000,000, such proceeds are not utilized to repair or replace or been contractually committed to repair or replace such assets within 365 days after the date of such casualty event or condemnation event, then immediately upon the expiration of such 365-day period (1) the Canadian Borrower shall prepay (or otherwise provide for) the Canadian Outstandings, and (2) US Borrower shall prepay (or otherwise provide for) the US Outstandings to the extent any such proceeds are not Foreign Proceeds, in an aggregate amount equal to 100% of such unutilized excess and such prepayments and provisions shall be made as set forth in Section 2.7(e) and Section 2.7(f); provided that, notwithstanding the provisions of this clause (ii), if an Event of Default has occurred and is continuing when any such insurance proceeds and condemnation proceeds are received by the US Borrower or any such Subsidiary, then (A) the Canadian Borrower shall prepay (or otherwise provide for) the Canadian Outstandings, and (B) US Borrower shall prepay (or otherwise provide for) the US Outstandings to the extent any such proceeds are not Foreign Proceeds, in an aggregate amount equal to 100% of all such casualty insurance proceeds and condemnation proceeds less any third-party costs and expenses incurred by the US Borrower or such Subsidiary to collect such proceeds, regardless of whether the aggregate amount of such proceeds in such fiscal year is greater than $10,000,000, and such prepayments and provisions shall be made as set forth in Section 2.7(e) and Section 2.7(f).
(iii) If any currency shall cease to be an Agreed Currency as provided herein, then promptly, but in any event within five (5) Business Days of receipt of the notice from the US Administrative Agent provided for in such sentence, the US Borrower shall prepay all US Advances funded and denominated in such affected currency or Convert such US Advances into Advances in Dollars, subject to the other terms set forth in Article II.
(iv) If a Commitment Increase is effected as permitted under Section 2.1(f), the US Borrower shall prepay any US Advances outstanding on such Increase Date and the Canadian Borrower shall prepay any Canadian Advances to the extent necessary to keep the outstanding Canadian Advances and the outstanding US Advances ratable to reflect the revised Applicable Percentages arising from such Commitment Increase. Any prepayment made by US Borrower in accordance with this clause (iv) may be made with the proceeds of Advances made by all the Lenders in connection the Commitment Increase occurring simultaneously with the prepayment.
     (d) Interest; Costs. Each prepayment pursuant to this Section 2.7 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date.
     (e) Application of Foreign Proceeds. All excess amounts described in clause (ii) of Section 2.7(c) that are Foreign Proceeds shall be applied by the Canadian Borrower for the following prepayments and provisions and in the following order:
(i) First, prepayments of all Canadian Swingline Advances until all Canadian Swingline Advances are repaid in full;
(ii) Second, prepayments of (or in the case of B/A Advances, defeasance of) all Canadian Advances until such Advances are repaid in full; and
(iii) Third, if the Canadian Commitments have been terminated or expired, deposits into the Canadian Cash Collateral Account to provide Cash Collateral to the extent of any existing Canadian Letter of Credit Exposure.
     (f) Application of Domestic Proceeds. All excess amounts described in clause (ii) of Section 2.7(c) that are Domestic Proceeds shall be applied by the US Borrower for the following prepayments and provisions and in the following order:
(i) First, ratable prepayments of all US Swingline Advances until all US Swingline Advances are repaid in full;
(ii) Second, ratable prepayments of all US Advances until all such Advances are repaid in full; and

(iii) Third, if the applicable Commitments have been terminated or expired, ratable deposits into the US Collateral Account to provide Cash Collateral to the extent of any existing US Letter of Credit Exposure.
Section 2.8 Repayment.
     (a) US Advances. The US Borrower hereby unconditionally promises to pay to the US Administrative Agent for the account of and ratable benefit of each US Lender the aggregate outstanding principal amount of all US Advances on the Maturity Date.
     (b) Canadian Advances. The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of and ratable benefit of each Canadian Lender the aggregate outstanding principal amount of all Canadian Advances on the Maturity Date.
     (c) US Swingline Advances. The US Borrower hereby unconditionally promises to pay the US Swingline Advances to the US Swingline Lender (i) the aggregate outstanding principal amount of all US Swingline Advances on each US Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all US Swingline Advances outstanding on the Maturity Date.
     (d) Canadian Swingline Advances. The Canadian Borrower hereby unconditionally promises to pay the Canadian Swingline Advances to the Canadian Swingline Lender (i) the aggregate outstanding principal amount of all Canadian Swingline Advances on each Canadian Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Canadian Swingline Advances outstanding on the Maturity Date.
Section 2.9 Fees.
     (a) US Commitment Fees. The US Borrower agrees to pay to the US Administrative Agent for the account of each US Lender a US Commitment Fee on the average daily amount by which such Lender’s US Commitment exceeds such Lender’s outstanding US Advances plus such Lender’s Applicable Percentage of the US Letter of Credit Exposure at the rate equal to the Applicable Margin for US Commitment Fees for such period. The US Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on December 31, 2006, and on the Maturity Date. For purposes of this Section 2.9(a) only, amounts advanced as US Swingline Advances shall not reduce the amount of the unused US Commitment.
     (b) Canadian Commitment Fees. The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Lender a Canadian Commitment Fee on the average daily amount by which such Lender’s Canadian Commitment exceeds such Lender’s outstanding Canadian Advances plus such Lender’s Applicable Percentage of the Canadian Letter of Credit Exposure at the rate equal to the Applicable Margin for Canadian Commitment Fees for such period. The Canadian Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on December 31, 2006, and on the Maturity Date. For purposes of this Section 2.9(b) only, amounts advanced as Canadian Swingline Advances shall not reduce the amount of the unused Canadian Commitment.
     (c) Fees for US Letters of Credit. The US Borrower agrees to pay the following:
(i) to the US Administrative Agent for the pro rata benefit of the US Lenders a per annum letter of credit fee for each standby US Letter of Credit issued hereunder in an amount equal to 66 2/3% of the Applicable Margin for Eurocurrency Advances under the US Facility per annum on the face amount of such US Letter of Credit for the period such US Letter of Credit is to be outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;
(ii) to the US Administrative Agent for the pro rata benefit of the US Lenders a per annum letter of credit fee for each US Letter of Credit (other than a standby US Letter of Credit) issued hereunder in an amount equal to the Applicable Margin for Eurocurrency Advances under the US Facility per annum on the face amount of such US Letter of Credit for the period such US Letter of Credit is to be outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;
(iii) to the US Issuing Lender, a fronting fee for each standby US Letter of Credit equal to the greater of (A) .125% per annum on the face amount of such US Letter of Credit and (B) $750.00, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension;
(iv) to the US Issuing Lender, such other fronting fee for each US Letter of Credit that is not a standby US Letter of Credit equal to an amount agreed to between the US Borrower and the US Issuing Lender in writing, which fee shall be due and payable in advance on the date of the issuance of such Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and
(v) to the US Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any US Letter of Credit, which fees shall be due and payable as requested by the US Issuing Lender in accordance with the US Issuing Lender’s then current fee policy. The US Borrower shall have no right to any refund of letter of credit fees previously paid by the US Borrower, including any refund claimed because the US Borrower cancels any Letter of Credit prior to its expiration date.
     (d) Fees for Canadian Letters of Credit. The Canadian Borrower agrees to pay the following:
(i) to the Canadian Administrative Agent for the pro rata benefit of the Canadian Lenders a per annum letter of credit fee for each standby Canadian Letter of Credit issued hereunder in an amount equal to 66 2/3% of the Applicable Margin for Eurocurrency Advances under the Canadian Facility per annum on the face amount of such Canadian Letter of Credit for the period such Canadian Letter of Credit is to be outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;
(ii) to the Canadian Administrative Agent for the pro rata benefit of the Canadian Lenders a per annum letter of credit fee for each Canadian Letter of Credit (other than a standby Letter of Credit) issued hereunder in an amount equal to the Applicable Margin for Eurocurrency Advances under the Canadian Facility per annum on the face amount of such Canadian Letter of Credit for the period such Canadian Letter of Credit is to be outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date;
(iii) to the Canadian Issuing Lender, a fronting fee for each standby Canadian Letter of Credit equal to the greater of (A) .125% per annum on the face amount of such Canadian Letter of Credit and (B) $750.00, which fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension;
(iv) to the Canadian Issuing Lender, such other fronting fee for each Canadian Letter of Credit that is not a standby Canadian Letter of Credit equal to an amount agreed to between the Canadian Borrower and the Canadian Issuing Lender in writing, which fee shall be due and payable in advance on the date of the issuance of such Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and
(v) to the Canadian Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Canadian Letter of Credit, which fees shall be due and payable as requested by the Canadian Issuing Lender in accordance with the Canadian Issuing Lender’s then current fee policy. The Canadian Borrower shall have no right to any refund of letter of credit fees previously paid by the Canadian Borrower, including any refund claimed because the Canadian Borrower cancels any Letter of Credit prior to its expiration date
     (e) Administrative Agent Fee. The Borrowers agree to pay the fees to the US Administrative Agent as set forth in the Fee Letter.
Section 2.10 Interest.
     (a) US Base Rate Advances. Each US Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for US Base Rate Advances for such period. The US Borrower shall pay to US Administrative Agent for the ratable benefit of each US Lender all accrued but unpaid interest on such US Lender’s US Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2011, and on the Maturity Date.
     (b) Canadian Base Rate Advances. Each Canadian Base Rate Advance shall bear interest at the applicable Canadian Base Rate in effect from time to time plus the Applicable Margin for Canadian Base Rate Advances for such period. The Canadian Borrower shall pay to Canadian Administrative Agent for the ratable benefit of each Canadian Lender all accrued but unpaid interest on such Canadian Lender’s Canadian Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on the first such date to occur after the Canadian Facility Effective Date, and on the Maturity Date.
     (c) Eurocurrency Advances. Each Eurocurrency Advance shall bear interest during its Interest Period equal to at all times the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Advances for such period. The Canadian Borrower shall pay to the Canadian Administrative Agent for the ratable benefit of each Canadian Lender all accrued but unpaid interest on each of such Canadian Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid in full, and on the Maturity Date. The US Borrower shall pay to the US Administrative Agent for the ratable benefit of each US Lender all accrued but unpaid interest on each of such US Lender’s Eurocurrency Advances on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid in full, and on the Maturity Date.
     (d) US Swingline Advances. US Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for US Base Rate Advances. The US Borrower

shall pay to the US Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each US Swingline Advance on each US Swingline Payment Date, on the date any US Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.
     (e) Canadian Swingline Advances. Canadian Swingline Advances shall bear interest at the applicable Canadian Base Rate in effect from time to time plus the Applicable Margin for Canadian Base Rate Advances. The Canadian Borrower shall pay to the Canadian Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Canadian Swingline Advance on each Canadian Swingline Payment Date, on the date any Canadian Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.
     (f) Acceptance Fee on B/A Advances. Subject to the provisions of Section 9.10, the Advances comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Canadian Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term “Acceptance Fee” in Section 1.1.
     (g) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the US Borrower shall promptly deliver to the Administrative Agents a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at the highest level (Level IV) if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct), and (iii) the US Borrower shall promptly, without further action by either Administrative Agent, any Lender or Issuing Lender, pay to the Applicable Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.10(g) shall not limit the rights of the Administrative Agents and Lenders with respect to the Default Rate of interest as set forth in Section 2.10(h) below or Article VII. The Borrowers’ obligations under this Section 2.10(g) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
     (h) Default Rate. Notwithstanding the foregoing, (i) from and after the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Obligations shall bear interest at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default, upon the request of the Majority Lenders, all Obligations shall bear interest at the Default Rate. Interest accrued pursuant to this Section 2.10(h) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.
     (i) Interest Act (Canada). For purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.
Section 2.11 Illegality. If any Lender shall notify a Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurocurrency Advances or B/A Advances of such Lender then outstanding hereunder, (a) the Applicable Borrower shall, no later than

11:00 a.m. (Houston, Texas, time or Calgary, Alberta Canada time, as applicable) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurocurrency Advance or on the last day of the Contract Period for each outstanding B/A Advance, as applicable, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurocurrency Advances of such Lender then outstanding or defease all B/A Advances of such Lender then outstanding pursuant to Section 2.7(b)(ii), together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment or defeasance being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Applicable Borrower on such date in an amount equal to the aggregate principal amount of the Eurocurrency Advances prepaid or B/A Advances defeased to such Lender, and (c) the right of the Applicable Borrower to select Eurocurrency Advances or B/A Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Applicable Borrower that the circumstances causing such suspension no longer exist.
Section 2.12 Breakage Costs.
     (a) Funding Losses. In the case of any Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Advances or B/A Advances, the US Borrower hereby indemnifies each US Lender and the Canadian Borrower hereby indemnifies each Canadian Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurocurrency Advance or the B/A Advance to be made by such Lender as part of such Borrowing when such Eurocurrency Advance or B/A Advances, as the case maybe, as a result of such failure, is not made on such date.
     (b) Prepayment Losses. If (i) any payment of principal of any Eurocurrency Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.7, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Applicable Borrower fails to make a principal or interest payment with respect to any Eurocurrency Advance or B/A Advance on the date such payment is due and payable, or (iii) any failure by any Borrower to make payment of any Advance or reimbursement of drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; the Applicable Borrower shall, within 10 days of any written demand sent by the Applicable Administrative Agent on behalf of a Lender to the Applicable Borrower, pay to the Applicable Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
Section 2.13 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or other assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any Issuing Lender;

(ii) subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurocurrency Advance made by it, or any B/A Advance made or accepted and purchased by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Lender); or
(iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Advances made by such Lender or B/A Advances made or accepted and purchased by such Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Eurocurrency Advance or accepting and purchasing any B/A Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Lender, the US Borrower will pay to such US Lender or US Issuing Lender, and the Canadian Borrower will pay to such Canadian Lender or Canadian Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the US Borrower will pay to such US Lender or US Issuing Lender, and the Canadian Borrower will pay to such Canadian Lender or Canadian Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender (together with such further information as the Borrowers may reasonably request) setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Applicable Borrower shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.14 Payments and Computations.
     (a) Payments. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in a Foreign Currency and Letter of Credit Obligations on Letters of Credit denominated in a Foreign Currency, all payments by the Borrowers hereunder shall be made to the Applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Advances denominated in a Foreign Currency and Letter of Credit Obligations on Letters of Credit denominated in a Foreign Currency shall be made to the Applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, in such Foreign Currency and in Same Day Funds. If, for any reason, any Borrower is prohibited by any Legal Requirement from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Foreign Currency payment amount. Subject to Section 2.6(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
     (b) Payments by Borrowers; Presumptions by Administrative Agents. Unless the Applicable Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Applicable Administrative Agent for the account of the applicable Lenders or the Issuing Lenders hereunder that the Applicable Borrower will not make such payment, the Applicable Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Administrative Agent, at the Overnight Rate. A notice of the Applicable Administrative Agent to any Lender or Applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Payment Procedures. The Borrowers shall make each payment of any amount under this Agreement and under any other Credit Document not later than 11:00 a.m. (Houston, Texas time or Calgary, Alberta Canada time, as applicable) on the day when due to the Applicable Administrative Agent at the Applicable Administrative Agent’s (or such other location as the Applicable Administrative Agent shall designate in writing to the Applicable Borrower) in Same Day Funds. Without limiting the generality of the foregoing, the US Administrative Agent may require that any payments due under this Agreement under the US Facility be made in the United States and the Canadian Administrative agent may require that any payments due under this Agreement under the Canadian Facilities be made in Canada. The Applicable Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Sections 2.4, 2.11, 2.12, 2.13, 2.15, and 9.1 but after taking into account payments effected pursuant to Section 2.14(f)) in accordance with each Lender’s Applicable Percentage to the

Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, the Applicable Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.
     (d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Advances or B/A Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (e) Computations. All computations of interest and fees shall be made by the Applicable Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances based on the Adjusted Base Rate or the Canadian Base Rate (other than Base Rate Advances based on the Federal Funds Rate or a Daily One-Month LIBOR) and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Applicable Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error. For purposes of the Interest Act (Canada) and disclosure thereunder, the annual rates of interest to which the rates determined in accordance with the provisions hereof on the basis of a period of calculation less than a year are equivalent, are the rates so determined (a) multiplied by the actual number of days in the one year period beginning on the first day of the period of calculation, and (b) divided by the number of days in the period of calculation. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
     (f) Sharing of Payments, Etc.
(i) Each Canadian Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower or any other Credit Party, or pursuant to a secured claim or other security or interest arising from, or in lieu of, such secured claim, received by such Canadian Lender under any applicable Debtor Relief Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Canadian Advance or the participations in the Canadian Letter of Credit Obligations or in the Canadian Swingline Advances held by it, as a result of which the unpaid portion of its Canadian Advances shall be proportionately less than the unpaid portion of the Canadian Advances or the participations in the Canadian Letter of Credit Obligations or in the Canadian Swingline Advances held by it of any other Canadian Lender, it shall be deemed simultaneously to have purchased from such other Canadian Lender at face value, and shall promptly pay to such other Canadian Lender the purchase price for, a participation in the Canadian Advances, the participations in the Canadian Letter of Credit Obligations and in the Canadian Swingline Advances held by it of such other Canadian Lender, so that the aggregate unpaid amount of the Canadian Advances and participations in Canadian Advances, Canadian Letter of Credit Obligations and Canadian Swingline Advances held by each Canadian Lender shall be in the same proportion to the aggregate unpaid amount of all Canadian Advances, Canadian Letter of Credit Obligations and Canadian Swingline Advances then outstanding as the amount of its Canadian Advances, and participations in Canadian Letter of Credit Obligations and Canadian Swingline Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Canadian Advances and participations in Canadian Letter of Credit Obligations and Canadian Swingline Advances, outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (A) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14(f)(i) and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Canadian Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Canadian Letter of Credit Obligations or Swingline Advances to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
(ii) Each US Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower or any other Credit Party, or pursuant to a secured claim or other security or interest arising from, or in lieu of, such secured claim, received by such US Lender under any applicable Debtor Relief Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any US Advance or the participations in the US Letter of Credit Obligations or in the US Swingline Advances held by it, as a result of which the unpaid portion of its US Advances shall be proportionately less than the unpaid portion of the US Advances or the participations in the US Letter of Credit Obligations or in the US Swingline Advances held by it of any other US Lender, it shall be deemed simultaneously to have purchased from such other US Lender at face value, and shall promptly pay to such other US Lender the purchase price for, a participation in the US Advances, the participations in the US Letter of Credit Obligations and in the US Swingline Advances held by it of such other US Lender, so that the aggregate unpaid amount of the US Advances and participations in US Advances, US Letter of Credit Obligations and US Swingline Advances held by each US Lender shall be in the same proportion to the aggregate unpaid amount of all US Advances, US Letter of Credit Obligations and US Swingline Advances then outstanding as the amount of its US Advances, and participations in US Letter of Credit Obligations and US Swingline Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all US Advances and participations in US Letter of Credit Obligations and US Swingline Advances, outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (A) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.14(f)(ii) and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the US Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in US Letter of Credit Obligations or Swingline Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
Section 2.15 Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Applicable Borrower shall be required by applicable Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirement.
     (a) Payment of Other Taxes by the Borrowers. Without limiting the provisions of the terms set forth in this Section above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirement.
     (b) Indemnification by the Borrowers. The Canadian Borrower shall, and does hereby, indemnify the Canadian Administrative Agent, each Canadian Lender and the Canadian Issuing Lender, and the US Borrower shall, and does hereby, indemnify the US Administrative Agent, each US Lender and the US Issuing Lender, in any case, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the such Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except such expenses, interest and penalties resulting from gross negligence or willful misconduct of such Administrative Agent, such Lender or such Issuing Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an Issuing Lender (with a copy to the Applicable Administrative Agent), or by the Applicable Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.
     (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Applicable Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment.
     (d) Status of Lenders.
(i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Applicable Borrower (with a copy to the Applicable Administrative Agent), prior to the Effective Date (or upon becoming a Lender by assignment or participation) and at any time or times prescribed by applicable Legal Requirement or reasonably requested by the Applicable Borrower or the Applicable Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any

Lender, if requested by the Applicable Borrower or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Applicable Borrower or the Applicable Administrative Agent as will enable such Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii) Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the US Borrower and the US Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the US Borrower or the US Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (B) duly completed copies of Internal Revenue Service Form W-8ECI,
     (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (D) Any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Company to determine the withholding or deduction required to be made.
(iii) Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Applicable Administrative Agent or the Applicable Borrower, as the Applicable Administrative Agent or the Applicable Borrower shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under any Legal Requirement of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.
(iv) Each Lender shall promptly (i) notify the Applicable Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Legal Requirements of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.
     (e) Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of such Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or such Issuing Lender in the event such Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     (f) FATCA. In the case of any Lender Party that would be subject to withholding tax imposed by FATCA on payments made on account of any obligation of the Borrowers hereunder if such Lender Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall provide such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Applicable Borrower or the Applicable Administrative Agent as may be necessary for the Borrowers to comply with their obligations under FATCA, to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA.
Section 2.16 Replacement of Lenders. Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires a Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or suspends its obligation to continue, or Convert Advances into, Eurocurrency Advances pursuant to Section 2.6(c)(vi) or Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future or if applicable, would avoid the effect of Section 2.6(c)(vi) or Section 2.11, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.13, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender suspends its obligation to continue, or Convert Advances into, Eurocurrency Advances pursuant to Section 2.6(c)(vi) or Section 2.11, (iv) any Lender is a Defaulting Lender, or (v) any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to Section 9.2(c), consent of 100% of the US Lenders pursuant to Section 9.2(a) or 100% of the

Canadian Lenders pursuant to Section 9.2(b) (any such Lender under the preceding clauses (i) — (iv), a “Subject Lender”), and, in the case of a Lender under clause (i) — (iii), such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a), then the Applicable Borrower may as to any Subject Lender, at its sole expense and effort, and the Applicable Administrative Agent may as to any Defaulting Lender (but neither shall be obligated to), upon notice to the Subject Lender, the Borrowers (if requested by the Applicable Administrative Agent), and the Applicable Administrative Agent (if requested by the Borrowers), require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(A) the Applicable Borrower shall have paid to the Applicable Administrative Agent the assignment fee specified in Section 9.6;
(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations and funded participations in outstanding Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.12 other than to a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts);
(C) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(D) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender; and
(E) such assignment does not conflict with applicable Legal Requirements.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Applicable Borrower to require such assignment and delegation cease to apply.
Section 2.17 Designation of a Canadian Borrower. The Company may at any time, upon not less than 30 days’ written notice from the Company to the US Administrative Agent and HSBC (or such shorter period as may be agreed by the US Administrative Agent and HSBC in their respective sole discretion) designate any First Tier Foreign Subsidiary that is organized under the laws of Canada as the “Canadian Borrower” to receive Credit Extensions under the Canadian Facility hereunder, by delivering to the US Administrative Agent (which shall promptly deliver copies thereof to each US Lender) and HSBC a duly executed notice and agreement in such form and substance as may be reasonably required by the US Administrative Agent and HSBC evidencing the agreement of such designated Foreign Subsidiary to be bound by the terms hereof, and to assume all of the obligations hereunder, as the Canadian Borrower. The parties hereto acknowledge and agree that the effectiveness of such designation of such Foreign Subsidiary as the Canadian Borrower and the access to the Canadian Facility by the Canadian Borrower is subject to the satisfaction of the following additional conditions on or prior to the effective date thereof:

     (a) No Default shall have occurred and be continuing both before and after giving effect to such designation.
     (b) Such First Tier Foreign Subsidiary that would be the Canadian Borrower and its Canadian Subsidiaries must all be Restricted Subsidiaries.
     (c) The Administrative Agents and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, Security Documents, and other documents, governmental certificates, agreements, lien searches, due diligence material, and other information, in form, content and scope reasonably satisfactory to the Administrative Agents, as may be required by the Administrative Agents in their sole discretion, and Canadian Notes signed by such First Tier Foreign Subsidiary to the extent any Canadian Lender so requires.
     (d) The aggregate Canadian Commitments plus any remaining US Commitment of HSBC Bank USA, N.A. shall not exceed such Lender’s US Commitment in effect immediately prior to such reallocation.
     (e) HSBC shall have executed and delivered to the US Administrative Agent (i) a duly executed agreement in such form and substance as may be reasonably required by the US Administrative Agent evidencing the agreement of HSBC to be bound by the terms hereof, and to assume all of the obligations hereunder, as the Canadian Administrative Agent, the Canadian Issuing Lender, the Canadian Swingline Lender, a Canadian Lender and, otherwise, as a Lender Party, and (ii) the intercreditor agreement referenced in Section 8.10.
     (f) HSBC Bank USA, N.A. shall have consented to such designation and agreed to the reallocation of all or a portion of its US Commitment to the Canadian Facility, which consent and agreement may be made in its sole and absolute discretion and subject to such additional conditions as it may require. The parties hereto also acknowledge and agree that HSBC may, at its sole and absolute discretion, determine whether and to what degree to participate in, and provide a Commitment under, the Canadian Facility.
     (g) An updated Schedule III with the contact information for HSBC shall have been provided to the US Administrative Agent.
     (h) If, as a result of any reallocation provided in Section 2.1(d), the aggregate US Outstandings would exceed the aggregate of US Commitments, then the US Borrower shall, on the effective date of such reallocation, repay or prepay US Advances and US Swingline Advances, deposit cash in the US Cash Collateral Account, or cause to be issued an irrevocable standby letter of credit in favor of the US Issuing Lender and issued by a bank or other financial institution acceptable to the US Issuing Lender, in an aggregate principal amount, such that, after giving effect thereto, the aggregate US Outstandings shall not exceed the aggregate of all of the US Commitments.
     (i) The US Borrower shall have paid any amounts (or deposited cash in the applicable Cash Collateral Account, or caused to be issued an irrevocable standby letter of credit in favor of the US Issuing Lender and issued by a bank or other financial institution acceptable to such Issuing Lender) due under Section 2.7(c)(i) hereof on the effective date of such designation.
     (j) All other conditions, if any, as may be required by HSBC shall have been satisfied or waived by HSBC.
     (k) If the Administrative Agents and HSBC as the sole Canadian Lender agree that such First Tier Foreign Subsidiary shall be entitled to receive Credit Extensions hereunder under the Canadian Facility, then promptly following the confirmation of the above conditions, the Administrative Agents shall send a notice to the Company and the Lenders specifying the effective date upon which such First Tier Foreign Subsidiary shall constitute the Canadian Borrower for purposes hereof, whereupon, as of such effective date, each of the Canadian Lenders agrees to permit such Canadian Borrower to receive Credit Extensions hereunder under the Canadian Facility, on the terms and subject to the conditions set forth herein, and each of the parties hereto agrees that, from and after such effective date, such First Tier Foreign Subsidiary shall be the Canadian Borrower for all purposes of this Agreement.
Section 2.18 Defaulting Lender Provisions.
     (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:
     (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.
     (ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Applicable Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by Applicable Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent and to the other Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lenders’ and Swingline Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18(c); fourth, as Applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Applicable Administrative Agent; fifth, if so determined by the Applicable Administrative Agent and Applicable Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders’ and Swingline Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swingline Advances made under this Agreement, in accordance with Section 2.18(c); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Lenders pro rata in accordance with the Applicable Commitments under the applicable Facility without giving effect to Section 2.18(a)(vi). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees.
     (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
     (B) No Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender, except to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(h).
     (C) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and each Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
     (iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Canadian Letter of Credit Obligations, the US Letter of Credit Obligations, and Swingline Advances, as the case may be, shall be reallocated among the Non-Defaulting Lenders in such applicable Facility in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s applicable Commitments) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Applicable Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) such reallocation does not cause the sum of (1) the aggregate amount of US Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in US Swingline Advances and US Letters of Credit to exceed such Non-Defaulting Lender’s US Commitment, and (z) such reallocation does not cause sum of (1) the aggregate amount of Canadian Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s participation in Canadian Swingline Advances and Canadian Letters of Credit to exceed such Non-Defaulting Lender’s Canadian Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
     (v) Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline

Advances in an amount equal to the Applicable Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.18(c).
     (b) Defaulting Lender Cure. If the Borrowers, Applicable Administrative Agents, the Applicable Swingline Lender and Applicable Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Applicable Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Applicable Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the applicable Lenders in accordance with the applicable Commitments under the applicable Facility (without giving effect to Section 2.18(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
     (c) Cash Collateral. At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Applicable Administrative Agent or the Applicable Issuing Lender, the Applicable Borrower shall Cash Collateralize the Applicable Issuing Lender’s and the Applicable Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure.
     (i) Grant of Security Interest. The US Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the US Administrative Agent, for the benefit of the Secured Parties, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Secured Obligations, to be applied pursuant to Section 2.18(a)(ii) above. The Canadian Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Canadian Administrative Agent, for the benefit of the Canadian Secured Parties, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Canadian Obligations, to be applied pursuant to Section 2.18(a)(ii) above. If at any time the Applicable Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Secured Parties as herein provided, or that the total amount of such Cash Collateral is less than 100% of the Fronting Exposure of the then existing Defaulting Lenders, the Applicable Borrower will, promptly upon demand by the Applicable Administrative Agent, pay or provide to the Applicable Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
     (ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 in respect of Letters of Credit and Swingline Advances shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s or Swingline Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18(c) and all such Cash Collateral shall be promptly thereafter be returned to the Applicable Borrower following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) so long as no Default exists, or (B) the determination by the Applicable Administrative Agent and each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral and no Default exists; provided that, (x) subject to the other clauses of this Section 2.18, the Person providing Cash Collateral and each Issuing Lender and each Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (y) to the extent that such Cash Collateral was provided by the Applicable Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents, and (z) to the extent that such Cash Collateral was provided by a Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Section 2.3(h)(iv) and (v) above, Section 2.18(a)(ii) and Section 2.18(c)(ii).
ARTICLE III
CONDITIONS PRECEDENT
Section 3.1 Conditions Precedent to Effectiveness. The Restated Agreement shall be amended and restated in its entirety as set forth herein upon the occurrence of the following conditions precedent on or before the Effective Date:
     (a) Documentation. The US Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the US Administrative Agent and the Lenders:
(i) this Agreement and all attached Exhibits and Schedules;
(ii) the Notes payable to the order of each applicable Lender, as requested by such Lender;
(iii) the US Guaranty;
(iv) the US Security Agreement, together with appropriate UCC-1 and UCC-3 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in such Security Agreements;
(v) the US Pledge Agreement together with stock powers executed in blank, UCC-1 and UCC-3 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the such Pledge Agreement;
(vi) evidence that the US Administrative Agent has an Acceptable Security Interest in the US Collateral;
(vii) a certificate from an authorized officer of the Company dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (B) no Default has occurred and is continuing;
(viii) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;
(ix) certificates of good standing for each Credit Party in (a) the state, province or territory in which each such Person is organized and (b) each state, province or territory in which such good standing is necessary except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change, which certificates shall be dated a date not earlier than 30 days prior to Effective Date;
(x) a legal opinion of Latham & Watkins LLP outside counsel to the Credit Parties, in form and substance reasonably acceptable to the US Administrative Agent; and
(xi) such other documents, governmental certificates, agreements, and lien searches as any Lender Party may reasonably request.
     (b) Consents; Authorization; Conflicts. The Company shall have received any consents, licenses and approvals required in accordance with all Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Company, or any of its Restricted Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Company and its Restricted Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Company and its Restricted Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
     (c) Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.
     (d) Payment of Fees. The Company shall have paid (i) the fees and expenses required to be paid as of the Effective Date by Sections 2.9(e) and 9.1 and the Fee Letter, (ii) all fees and expenses outstanding under the Restated Agreement as detailed to the Borrower by HSBC Bank Canada as Canadian administrative agent thereunder or by Wells Fargo Capital Finance as US administrative agent thereunder, and (iii) all outstanding “Advances”, if any, under and as defined in, the Restated Agreement (either with immediately available funds or with an initial Borrowing hereunder as provided in Section 2.1(e)).
     (e) Other Proceedings. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the US Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

     (f) Other Information. The US Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all other reports, documents, and such other instruments or certifications as it may reasonably request.
     (g) Material Adverse Change. No event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, or results of operations of the Company and its Subsidiaries, taken as a whole, shall have occurred since December 31, 2010.
     (h) No Default. No Default shall have occurred and be continuing.
     (i) Solvency. The US Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the US Administrative Agent from a senior financial officer of the Company certifying that, before and after giving effect to the initial Borrowings made hereunder, each Credit Party is Solvent (assuming with respect to each Credit Party that is a Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).
     (j) Delivery of Financial Statements. The US Administrative Agent shall have received true and correct copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2011.
     (k) Notice of Borrowing. If any Advances are to be made on the Effective Date hereunder, then the US Administrative Agent shall have received a Notice of Borrowing from the Company, with appropriate insertions and executed by a duly authorized officer of the Company.
Section 3.2 Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Credit Extension (including the deemed issuance of the Existing US Letters of Credit) and the obligation of each Swingline Lender to make Swingline Advances, in any such case, shall be subject to the further conditions precedent that on the date of such Borrowing or such Credit Extension:
     (a) Representations and Warranties. As of the date of the making of such Credit Extension, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Credit Extension and the making of such Credit Extension shall be deemed to be a reaffirmation of such representations and warranties.
     (b) Event of Default. As of the date of the Credit Extension, there shall exist no Default or Event of Default, and the making of such Credit Extension would not cause a Default or Event of Default.
Section 3.3 Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the US Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to the Applicable Administrative Agent such Lender’s Credit Extension.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Company represents and warrants as follows:
Section 4.1 Organization. The US Borrower and each of its Restricted Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. Each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.
Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Applicable Borrower’s corporate powers, are been duly authorized by all necessary corporate action, don’t contravene (i) such Borrower’s articles or certificate (as applicable) of incorporation or bylaws or (ii) any law or any contractual restriction binding on or affecting such Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.
Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.
Section 4.4 Financial Condition.
     (a) The Company has delivered to the Lenders the financial statements required pursuant to Section 3.1(j) and such financial statements are true and correct in all material respects and present fairly the consolidated financial condition of the Company and its Restricted Subsidiaries as of the date thereof. As of the date of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP. All projections, estimates, and pro forma financial information furnished by the Borrowers were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, but the Credit Parties do not represent and warrant that such projections, estimates or pro forma information is (or will ultimately prove to have been) accurate.

     (b) Since December 31, 2010, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.
Section 4.5 Ownership and Liens; Real Property. Each Restricted Entity (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all material real Property, and good title to all personal Property, used in its business, and (b) none of the Property owned or leased by a Borrower or a Restricted Subsidiary is subject to any Lien except Permitted Liens.
Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of a Borrower or a Restricted Subsidiary and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time. There is no fact known to any officer of any Restricted Entity on the date of this Agreement that has not been disclosed to the Administrative Agents that could reasonably be expected to result in a Material Adverse Change.
Section 4.7 Litigation. There are no actions, suits, or proceedings pending or, to any Restricted Entity’s knowledge, threatened against a Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the best of the knowledge of any Restricted Entity, threatened action or proceeding instituted against any Borrower or any of Restricted Subsidiary which seeks to adjudicate any Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to Environmental Claims.
Section 4.8 Compliance with Agreements.
     (a) No Restricted Entity is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement, the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. No Restricted Entity is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Restricted Entity is a party and which could reasonably be expected to cause a Material Adverse Change.
     (b) No Default has occurred and is continuing. Additionally, no event of default under any financing agreement which would constitute an Event of Default under Section 7.1(f) has occurred and is continuing.
Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed upon any Borrower or any Subsidiary under Section 4971 of the Code, (d) to the knowledge of each Borrower, except for matters that could not reasonably be expected to result in a Material Adverse Change, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if any Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to any Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of any Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
Section 4.10 Environmental Condition.
     (a) Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its business; (ii) except as set forth in Schedule 4.10, has at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. Except as set forth on Schedule 4.10, to each Restricted Entity’s best knowledge, none of the present or previously owned or operated Property of any Restricted Entity or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity or any Subsidiary, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing, (i) all notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by any Borrower, any of Subsidiary, or any Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property except where the failure to do so could not reasonably be expected to cause a Material Adverse Change and (ii) the present and, to each Borrower’s best knowledge, future liability, if any, of any Borrower or of any

Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.
Section 4.11 Subsidiaries. As of the Effective Date, neither Borrower has any Subsidiaries other than those listed on Schedule 4.11. Each Restricted Subsidiary (including any such Restricted Subsidiary formed or acquired subsequent to the Effective Date), to the extent required, has complied with the requirements of Section 5.7 and Section 5.11.
Section 4.12 Investment Company Act. No Restricted Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Restricted Entity is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.
Section 4.13 Reserved.
Section 4.14 Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by any Borrower, any Subsidiary, or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) shown to be due and payable on such tax returns have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and for which full or adequate provisions therefor is included on the books of the appropriate member of the Tax Group. No Restricted Entity nor any other member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any Taxes. Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canadian Benefit Plans contributions) by each Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable Legal Requirement have been made by each Restricted Entity and all other members of the Tax Group.
Section 4.15 Permits, Licenses, etc. Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.15 does not apply with respect to Environmental Permits.
Section 4.16 Use of Proceeds. The proceeds of the Credit Extensions will be used by the Borrowers for the purposes described in Section 6.6. Neither Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
Section 4.17 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of any Borrower or any Restricted Subsidiary, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of any Restricted Entity has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.
Section 4.18 Insurance. Each Restricted Entity carries insurance (which may be carried by the Company on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.
Section 4.19 Labor Agreements. Except as disclosed in Schedule 4.19, no Restricted Entity has any contracts with any labor union or employee association nor made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements, and no Restricted Entity is aware of any current attempts to organize or establish any such labor union or employee association.
Section 4.20 Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements (or corresponding filings in Canada) are filed in the offices noted therein, the Applicable Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (or such corresponding filings in Canada) excluding, for perfection purposes, the Excluded Perfection Collateral.
Section 4.21 OFAC; Anti-Terrorism; Patriot Act. Neither Borrower nor any Subsidiary of a Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or Canadian Anti-Terrorism Laws. Neither Borrower nor any Subsidiary of a Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) a “blocked” person listed in Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof or on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act, (c) has its assets located in Sanctioned Entities, (d) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, (e) is listed as a Specially Designated Terrorist (as defined in the Patriot Act), (f) has received any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act, (g) is a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act, or (h) is owned or controlled by or now acting and/or will be in the future acting for or on behalf of any Person named in the Annex referred to in clause (b) above or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Each Borrower and each Subsidiary of a Borrower is in compliance in all material respects with the requirements of the USA Patriot Act and all other requirements contained in the rules and regulations of the OFAC. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
Section 4.22 Solvency. Before and after giving effect to the making of each Credit Extension after the Effective Date, the Credit Parties are, when taken as a whole, Solvent.
ARTICLE V
AFFIRMATIVE COVENANTS

          So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Company agrees to comply with the following covenants.
Section 5.1 Organization. The Company shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. The Company shall, and shall cause each of its Restricted Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change. Nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.
Section 5.2 Reporting.
     (a) Annual Financial Reports. The Company shall provide, or shall cause to be provided, to the Administrative Agents with sufficient copies for the Lenders, as soon as available, but in any event within 120 days (or within five days after such shorter time period as may be required under Securities Law for the filing of its Form 10-K) after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2011, (i) the unqualified audited annual Financial Statements, all prepared in conformity with GAAP consistently applied and all as audited by Grant Thornton or other certified public accountants reasonably acceptable to the US Administrative Agent, and (ii) the unaudited annual Financial Statements, all prepared in conformity with GAAP consistently applied, together with a duly completed Compliance Certificate that shall include a certification by an authorized financial officer of the Company that no Default has occurred and is continuing.
     (b) Quarterly Financial Reports. The Company shall provide to the Administrative Agents with sufficient copies for the Lenders, as soon as available, but in any event within 45 days (or within five days after such shorter time period as may be required under Securities Law for the filing of its Form 10-K) after the end of each of the first three fiscal quarters of each fiscal year of the Company: (i) an internally prepared Financial Statement as of the close of such fiscal quarter, (ii) a comparison of such balance sheet and the related consolidated statements of income, retained earnings, and cash flow to the balance sheet and related consolidated statements of income, retained earnings, and cash flow for the corresponding fiscal period of the preceding fiscal year, (iii) any other such items as either Administrative Agent may reasonably request, all of which shall be certified as accurate by an authorized financial officer of the Company, and (iv) a duly completed Compliance Certificate that shall include a certification by an authorized financial officer of the Company that no Default has occurred and is continuing.
     (c) Defaults. The Company shall provide to the Administrative Agents promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Company or to any Restricted Subsidiary, together with a statement of an officer of the Company setting forth the details of such Default or Event of Default and the actions which the Company has taken and proposes to take with respect thereto.
     (d) Other Creditors. The Company shall provide to the Administrative Agents promptly after the giving or receipt thereof, copies of any default notices given or received by US Borrower or by any Restricted Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $5,000,000.
     (e) Litigation. The Company shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting any Restricted Entity that could reasonably be expected to result in a Material Adverse Change.

     (f) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by a Borrower or any Subsidiary, the Company shall provide the Administrative Agents with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $5,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $5,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $5,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien (other than Permitted Lien) upon, against or in connection with a Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.
     (g) Material Changes. The Company shall provide to the Administrative Agents prompt written notice of any condition or event of which the Company or any Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Company or any Subsidiary is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.
     (h) Termination Events. As soon as possible and in any event (i) within 30 days after the Company or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Company or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Company shall provide to the Administrative Agents a statement of an authorized officer of the Company describing such Termination Event and the action, if any, which the Company or any Affiliate of the Company proposes to take with respect thereto;
     (i) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by a Borrower or any member of the Controlled Group from the PBGC, the Company shall provide to the Administrative Agents copies of each notice received by the Company or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (j) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Company or any member of the Controlled Group from a Multiemployer Plan sponsor, the Company shall provide to the Administrative Agents a copy of each notice received by the Company or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Company or any member of the Controlled Group pursuant to Section 4202 of ERISA;
     (k) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by any Restricted Entity, the Company shall provide to the Administrative Agents a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;
     (l) Disputes; etc. The Company shall provide to the Administrative Agents prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Restricted Entity, any such actions threatened, or affecting any

Restricted Entity, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Restricted Entity has knowledge resulting in or reasonably considered to be likely to result in a strike against any Restricted Entity, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Restricted Entity, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;
     (m) Annual Budget. Promptly and in any event within 90 days after the end of a fiscal year (“Preceding Year”), the Company shall provide to the Administrative Agents with sufficient copies for the Lenders, (i) the projected consolidated statements of income and retained earnings, and (ii) the projected cash flow budget and operating budget, including the balance sheet as of the end of the Preceding Year, for the Company and its Restricted Subsidiaries, in any case, for the twelve month period immediately following the Preceding Year.
     (n) Other Information. Subject to the confidentiality provisions of Section 9.8, the Company shall provide to the Administrative Agents such other information respecting the business, operations, or Property of the Company or of any Subsidiary, financial or otherwise, as any Lender through an Administrative Agent may reasonably request.
Section 5.3 Insurance.
     (a) The Company shall, and shall cause each Restricted Subsidiary to, with reputable insurers in respect of such of their respective Properties, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses. In addition, the Company and its Restricted Subsidiaries shall comply with all requirements regarding insurance contained in the Security Documents to which it or such Restricted Subsidiary is a party.
     (b) Certificates of insurance, and endorsements and renewals thereof shall be delivered by the Company to and retained by the Applicable Administrative Agent. All policies of (i) property insurance with respect to the US Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the US Administrative Agent for its benefit and the ratable benefit of the US Secured Parties or name the US Administrative Agent as loss payee for its benefit and the ratable benefit of the US Secured Parties, in either case, in form reasonably satisfactory to the US Administrative Agent, (ii) property insurance with respect to the Canadian Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Canadian Administrative Agent for its benefit and the ratable benefit of the Canadian Secured Parties or name the Canadian Administrative Agent as loss payee for its benefit and the ratable benefit of the Canadian Secured Parties, in either case, in form reasonably satisfactory to the Canadian Administrative Agent, and (iii) liability insurance shall name the US Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between a Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ prior written notice to the Applicable Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.3, the proceeds of any insurance policy described above are paid to a Borrower or a Restricted Entity, the Company shall deliver, or cause to be delivered, such proceeds to the Applicable Administrative Agent immediately upon receipt.
     (c) If at any time the area in which the Mortgaged Property (as defined in the US Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal

Emergency Management Agency (or any successor agency), the Company shall, and shall cause each of its Restricted Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board or Part 22 to Title 12 of the Code of Federal Regulations, in either case, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
     (d) Any proceeds of insurance referred to in this Section 5.3 which are paid to any Administrative Agent shall (i) if no Event of Default has occurred and is continuing, be returned to the Applicable Borrower to be applied as permitted by Section 2.7, and (ii) if an Event of Default has occurred and is continuing, be immediately applied to the Secured Obligations in accordance with Section 7.6.
Section 5.4 Compliance with Laws. The Company shall, and shall cause each Restricted Subsidiary to, comply with all federal, state, provincial, territorial and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Company or such Restricted Subsidiary and maintain all related permits necessary for the ownership and operation of the Company’s and such Restricted Subsidiary’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Company or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.
Section 5.5 Taxes. The Company shall, and shall cause each Restricted Subsidiary to pay and discharge all material Taxes imposed on the Company or any of its Restricted Subsidiaries, respectively, prior to the date on which penalties attach; provided that nothing in this Section 5.5 shall require the Company or any of its Restricted Subsidiaries to pay any Tax which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
Section 5.6 [Reserved].
Section 5.7 Security. The Company agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than reimbursement and indemnity obligations which survive but are not due and payable), and termination in full of the Commitments, the Applicable Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral to secure the performance and payment of the applicable Secured Obligations as set forth in the applicable Security Documents. The Company shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to:
     (a) create, perfect and maintain an Acceptable Security Interest in favor of the US Administrative Agent in the following Properties of the Company and any Domestic Restricted Subsidiary of the Company, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Domestic Subsidiary, (ii) 100% of Equity Interests issued by First Tier Foreign Subsidiaries but, in any event, no more than 66% of the outstanding Voting Securities issued by any First Tier Foreign Subsidiary; and (iii) the Existing Mortgaged Properties, and (iv) all other Properties other than (A) real properties and Equity Interests in a Subsidiary, each of which is discussed elsewhere under this Section and (B) Excluded Properties (US); and
     (b) create, perfect and maintain an Acceptable Security Interest in favor of the Canadian Administrative Agent in all Properties (other than Excluded Properties (Canada)) of the Canadian Borrower and any Foreign Subsidiary, whether now owned or hereafter acquired.

For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.7 or any other provisions of the Credit Documents, (A) neither the Company nor any Domestic Subsidiary shall be required to grant any security interest in more than 66% of the Voting Securities in any First Tier Foreign Subsidiary and (B) none of the Property of any Foreign Subsidiary shall ever serve as collateral or other security for the US Facility (including US Swingline Advances).
Section 5.8 Records; Inspection. The Company shall, and shall cause each Restricted Subsidiary to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Company shall permit any Lender and shall cause each Restricted Subsidiary to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Company or such Restricted Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Company or such Restricted Subsidiary, to visit and inspect the Property of the Company or such Restricted Subsidiary, and to discuss the business operations and Property of the Company or such Restricted Subsidiary with the officers and directors thereof.
Section 5.9 Maintenance of Property. The Company shall, and shall cause each Restricted Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each Restricted Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.
Section 5.10 Landlord Agreements. The Company shall, and shall cause the applicable Restricted Subsidiary to, use commercially reasonable efforts to obtain lien waivers or subordination agreements in form and substance satisfactory to the Applicable Administrative Agent and executed by each landlord with respect to each parcel of property leased by the Company or one of its Restricted Subsidiaries where 20% or more of the aggregate value of the Company’s and its Restricted Subsidiaries’ Inventory is located.
Section 5.11 Designations with Respect to Subsidiaries.
     (a) Any Subsidiary formed or acquired after the Effective Date shall be deemed a Restricted Subsidiary unless initially designated by the US Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.11(a) or subsequently designated by the US Borrower as an Unrestricted Subsidiary in accordance with Section 5.11(b). No Borrower may acquire or form any new Subsidiary or initially designate such new Subsidiary as an Unrestricted Subsidiary unless each of the following conditions are satisfied in connection with such acquisition, formation or designation:
(i) immediately before and after giving effect to such acquisition, formation, or designation, no Default shall exist and be continuing;
(ii) the US Borrower shall deliver to the US Administrative Agent each of the items set forth in Schedule 5.11 attached hereto with respect to each Subsidiary created after the Effective Date (and not initially designated as an Unrestricted Subsidiary) to the extent required in Schedule 5.11;
(iii) the Borrowers shall otherwise be in compliance with Sections 5.7, 6.3, 6.4 and 6.15; and

(iv) such initial designation as an Unrestricted Subsidiary shall occur either (A) concurrently with the acquisition or formation of such new Subsidiary or (B) prior to such new Subsidiary becoming a Credit Party.
     (b) The US Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (i) before and after giving effect to such designation, no Default shall exist, (ii) the US Borrower can demonstrate compliance with the covenants in Article VI (including Section 6.8 and Section 6.15) as of the date of such designation, both before and after giving effect to such designation, in such detail as is reasonably acceptable to the US Administrative Agent, (iii) such designation shall be made effective as of a quarter end, (iv) if such designation is made in connection with the designation of a Canadian Borrower under Section 5.17, then such other requirements and conditions set forth therein have been satisfied, (v) if such designation is to make an Unrestricted Subsidiary a Restricted Subsidiary, such Restricted Subsidiary shall deliver to the Applicable Administrative Agent each of the items set forth in Schedule 5.11 to the extent required therein, and (vi) only two such designations may be made as to any particular Subsidiary.
     (c) The US Borrower shall deliver to the US Administrative Agent, within 20 Business Days after any such designation, a certificate of the chief financial officer of the US Borrower stating the effective date of such designation and stating that the applicable foregoing conditions have been satisfied.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Company agrees to comply with the following covenants.
Section 6.1 Debt. The Company shall not, nor shall it permit any Restricted Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):
     (a) Debt of the Credit Parties under the Credit Documents;
     (b) (i) intercompany Debt incurred in the ordinary course of business owed by a US Credit Party to another US Credit Party; and (ii) intercompany Debt incurred in the ordinary course of business owed by a Foreign Credit Party to another Foreign Credit Party; provided that, in any case and if applicable, such Debt as an investment is also permitted in Section 6.3;
     (c) Debt for borrowed money incurred after the Effective Date under senior, unsecured notes or convertible debentures; provided that (i) such Debt is unsecured, (ii) the maintenance covenants and financial ratios under instruments or agreements governing the credit facility for such Debt (including, without limitation, indentures) are not more restrictive than such covenants under the Facilities as reasonably determined by the US Administrative Agent which determination will not be unreasonably withheld or delayed, (iii) the scheduled maturity of such Debt is at least six months past the scheduled Maturity Date and no amortization payments, mandatory prepayments, or repurchases of such Debt are required thereunder other than at the scheduled maturity thereof (other than amortization payments, mandatory prepayments or repurchases required in respect of such Debt in connection with the occurrence of an event of default under such Debt, a change of control of the issuer (including a disposition of all or substantially all of the assets of the US Borrower and its Restricted Subsidiaries, a liquidation or dissolution of the US Borrower, or any event constituting a Change of Control (as defined herein) or an asset sale by the issuer or a Subsidiary thereof), (iv) the Company and its Subsidiaries are in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt, and (v) the aggregate principal amount of such Debt does not exceed $600,000,000;
     (d) unsecured Debt existing on the Effective Date and set forth in Part A of Schedule 6.1 (including the Existing HY Debt) and including any refinancings, replacements and renewals of such existing unsecured Debt so long as (i) any such refinancing, replacement or renewal Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (ii) such refinancing, replacement or renewal Debt is unsecured, and (iii) such refinancing, replacement or renewal Debt meets the conditions set forth in clause (ii), (iii) and (iv) of Section 6.1(c) above;
     (e) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate outstanding principal amount of Debt permitted under this clause (e) shall not exceed $20,000,000 at any time;
     (f) secured Debt in the form of one or more letter of credit facilities which are secured only with cash collateral (including the deposit account that holds such cash collateral); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (f) shall not exceed $75,000,000 at any time;
     (g) Insurance Premium Debt; and
     (h) the following secured Debt; provided that, the aggregate principal amount of all such Debt shall not exceed 10% of the Company’s consolidated Net Worth at any time and neither Borrower nor any Restricted Subsidiary may enter into additional indebtedness of the type described in this clause (h) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default:
(i) purchase money indebtedness or Capital Leases;
(ii) Debt secured by Liens of the type described in Section 6.2(f); and
(iii) Secured Debt existing on the Effective Date and set forth in Part B of Schedule 6.1.
Section 6.2 Liens. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Company or any Restricted Subsidiary of the Company, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”) but subject to the limitation in Section 6.5(b):
     (a) Liens securing the Secured Obligations or the Canadian Obligations, in any case, pursuant to the Security Documents;
     (b) Liens imposed by law, such as materialmen’s, mechanics’, builder’s, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

     (c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;
     (d) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;
     (e) Liens securing purchase money debt and Capital Leases permitted under Section 6.1(h); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt and the amount secured thereby is not increased;
     (f) Liens on Property of Persons which become Restricted Subsidiaries of a Borrower after the Effective Date and securing Permitted Debt; provided that, (i) such Liens are in existence at the time the respective Persons become Restricted Subsidiaries of a Borrower and were not created in anticipation thereof and (ii) the Debt secured by such Liens (A) is secured only by such Property and not by any other assets of any other Restricted Entity, and (B) is not increased in amount;
     (g) Liens arising from precautionary UCC financing statements or PPSA filings regarding operating leases to the extent such operating leases are permitted hereby;
     (h) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Company or such Restricted Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;
     (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;
     (j) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;
     (k) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;
     (l) in respect of any parcel of Real Property, defects or irregularities in the title to such Real Property which in the opinion of the Administrative Agents are of a minor nature and which, in the aggregate, will not materially impair the use of such Real Property for the purposes for which such Real Property is held by the owner thereof;
     (m) Liens existing on the Effective Date and set forth in Schedule 6.2 and covering only such property that is covered by such Lien on the Effective Date;
     (n) Liens on cash and the deposit account holding such cash and securing Debt permitted under Section 6.1(f); and

     (o) Liens on the proceeds of insurance the premium of which were financed with Insurance Premium Debt.
Section 6.3 Investments. The Company shall not, nor shall it permit any Restricted Subsidiary to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):
     (a) investments in the form of trade credit to customers of a Borrower and its Restricted Subsidiaries arising in the ordinary course of business and represented by accounts from such customers;
     (b) Liquid Investments;
     (c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the Effective Date, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);
     (d) contributions, loans, or advances to, or investments in a US Credit Party made by a US Credit Party and in a Foreign Credit Party made by a Foreign Credit Party; provided that, such contributions, loans, or advances to, or investments are subordinated to the Obligations on terms reasonably acceptable to the Applicable Administrative Agent;
     (e) promissory notes and other noncash consideration received by the Credit Parties in connection with any asset sale permitted hereunder, with the bankruptcy or reorganization of suppliers and customers, or with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business;
     (f) creation or acquisition of and additional contributions, loans or advances to, or investments in, any additional Subsidiaries in compliance with Section 5.7, Section 5.11 and Section 6.15; provided that, (i) any contributions, loans, or advances to, or investments in such Subsidiary (other than the initial capitalization of such Subsidiary) by the Company or any of its Subsidiaries shall be otherwise permitted under this Section 6.3, (ii) any contributions, loans, or advances to, or investments in any Unrestricted Subsidiary by the Company or any of its Restricted Subsidiaries shall not exceed $25,000,000 in the aggregate (other than increases through appreciation) at any time outstanding, and (iii) if any Restricted Payments made by Unrestricted Subsidiaries are included in the calculation of the Company’s consolidated EBITDA of any period for any purpose under this Agreement, then no contributions, loans, or advances to, or investments may be made by any Restricted Entity in such applicable Unrestricted Subsidiary during such period (under this clause (f) or otherwise) unless the US Borrower would otherwise be in compliance with the applicable covenant without taking into account such Restricted Payments from the Unrestricted Subsidiaries;
     (g) contributions, loans, or advances to, or investments in Restricted Subsidiaries that are not otherwise permitted under this Section 6.3 in an aggregate outstanding amount not in excess of the greater of (i) $150,000,000 and (ii) 15% of CNTA, in any case, not including increases through appreciation; provided that (A) if such loan or advance is made to a Restricted Subsidiary that is not a US Credit Party, such loan or advance is evidenced by an unsecured, intercompany note in such form and substance reasonably satisfactory to the US Administrative and the US Administrative Agent shall have a first priority Lien in such intercompany note and the receivable evidenced thereby, and (B) if such contribution, loan, advance or investment would cause the outstanding aggregate amount of contributions, loans, advances or investments permitted under this clause (g) to exceed $150,000,000, then before and after giving effect to such contribution, loan, advance or investment, Liquidity shall be greater than or equal to $100,000,000 on the date of the effectiveness of such contribution, loan, advance or investment; and
     (h) other investments, loans and advances in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than $10,000,000 at any time outstanding.
Section 6.4 Acquisitions. The Company shall not, nor shall it permit any Restricted Subsidiary to, make an Acquisition in a transaction or related series of transactions; provided that, an Acquisition may be made so long as, both before and after giving effect to such Acquisition: (a) no Default or Event of Default exists; (b) Liquidity is greater than or equal to $15,000,000; (c) such Acquisition is substantially related to the business of the Company and its Restricted Subsidiaries, taken as a whole, and is not hostile; and (d) the Total Debt Leverage Ratio (calculated as of the fiscal quarter ending immediately prior to effective date of such Acquisition and as of the effective date of the Acquisition) shall be less than 3.50 to 1.00, and, if requested by the US Administrative Agent in connection with any such Acquisition the net cash proceeds of which exceed $20,000,000, the US Borrower has delivered to the US Administrative Agent a compliance certificate evidencing such pro forma compliance duly executed by the chief financial officer of the US Borrower.
Section 6.5 Agreements Restricting Liens; Negative Pledge. (a) The Company shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Documents and agreements governing Debt permitted by Section 6.1(h) to the extent such restrictions govern only the asset financed pursuant to such Debt incurred pursuant to Section 6.1(h)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to any parent company that is a Restricted Entity, or which requires the consent of or notice to other Persons in connection therewith. (b) Notwithstanding anything herein to the contrary, the Company shall not, nor shall it permit any Restricted Subsidiary to, create or permit to exist any Lien on any Equity Interests issued by a Foreign Subsidiary, other than (i) a Lien in favor of the Applicable Administrative Agent and (ii) a Lien to the extent it is permitted under Section 6.2(d) or Section 6.2(k).
Section 6.6 Use of Proceeds; Use of Letters of Credit. The Company shall not, nor shall it permit any Subsidiary to: (a) use the proceeds of the Revolving Advances for any purposes other than (i) to refinance the advances and other obligations outstanding under the Restated Agreement, (ii) for working capital purposes, and (iii) for general corporate purposes, including capital expenditures and the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents; or (b) use the proceeds of the Swingline Advances or the Letters of Credit for any purposes other than (i) for working capital purposes and (ii) for general corporate purposes. Neither Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.
Section 6.7 Corporate Actions; Accounting Changes.
     (a) The Company shall not, nor shall it permit any Restricted Subsidiary to, merge, amalgamate or consolidate with or into any other Person, except that (i) any US Credit Party may merge, amalgamate or be consolidated with or into the US Borrower or any Domestic Restricted Subsidiary, (ii) any Foreign Credit Party may merge, amalgamate or be consolidated with or into any Foreign Restricted Subsidiary; and (iii) any Restricted Subsidiary may merge, amalgamate or be consolidated with any Unrestricted

Subsidiary with the Unrestricted Subsidiary being the surviving entity if the designation of such Restricted Subsidiary as an Unrestricted Subsidiary would be permitted under Section 5.11(b); provided that, in the case of the foregoing clauses (i) and (ii), (A) immediately after giving effect to any such proposed transaction no Default would exist, (B) in the case of any such transaction to which the US Borrower is a party, the US Borrower is the surviving entity, (C) in the case of any such transaction to which the Canadian Borrower is a party, the Canadian Borrower or, if the US Borrower is involved, the US Borrower, is the surviving entity, and (D) in the case of any such transaction to which a Credit Party is a party, the surviving entity must be a Credit Party.
     (b) The Company shall not, nor shall it permit any Restricted Subsidiary to, change its name or reorganize in another jurisdiction, or in any manner rearrange its business structure as it exists on the date of this Agreement, provided that the Company may, and may permit any Restricted Subsidiary to, change its name, reorganize in another jurisdiction or in any manner rearrange its business structure if the Company gives written notice thereof to the Administrative Agents within thirty (30) days thereafter.
     (c) The Company shall not, nor shall it permit any Credit Party to, modify or change its organizational documents in any manner that could reasonably be expected to be adverse to any Secured Party or Related Party other than such modification or changes necessary to effect a transaction permitted hereunder.
     (d) The Company shall not, nor shall it permit any Restricted Subsidiary to, modify or change its fiscal year or its method of accounting in any material respect (other than as may be required to conform to GAAP) without providing at least 30 days prior written notice thereof to the US Administrative Agent.
Section 6.8 Sale of Assets. The Company shall not, nor shall it permit any Restricted Subsidiary to make a Disposition of any of its assets outside the ordinary course of business, except that:
     (a) the Restricted Entities may, during any fiscal year of the Company make a Disposition of assets (including Equity Interests in any Subsidiary) outside the ordinary course of business up to an aggregate net book value equal to 10% of aggregate, consolidated net book value of the fixed assets of the Company and its Restricted Subsidiaries as set forth in the Financial Statements most recently delivered under Section 5.2; provided that such assets may not be Disposed for an amount which is less than fair market value;
     (b) any US Credit Party may make a Disposition of any of its assets to any other US Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving US Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the US Administrative Agent;
     (c) any Foreign Credit Party may make a Disposition of any of its assets to any other Foreign Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving Foreign Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the Canadian Administrative Agent; and
     (d) the Credit Parties may make a Disposition of the Felderhoff Assets; provided that such assets may not be sold for an amount which is less than fair market value.
Section 6.9 Restricted Payments. The Company shall not, nor shall it permit any Restricted Subsidiary to make any Restricted Payments except that so long as no Default exists or would result from the making of such Restricted Payment:

     (a) (i) any Restricted Subsidiary may make Restricted Payments to the US Borrower or any other US Credit Party; and (ii) any Foreign Restricted Subsidiary may make Restricted Payments to any Borrower or any other Credit Party;
     (b) the Company may issue common Equity Interests upon conversion of any convertible Debt securities of the Company permitted to be incurred under Section 6.1(c) hereof and, in connection therewith, the Company may make cash payments in lieu of fractional Equity Interests in respect thereof;
     (c) the Company may (i) purchase any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common Equity Interests to the extent such call or capped call option (or substantively equivalent derivative transaction) is permitted under the proviso to Section 6.16 hereof and (ii) settle any call option (or warrant or substantively equivalent derivative transaction) on the Company’s common Equity Interests which is permitted under the proviso to Section 6.16 hereof by delivery of common Equity Interests; and
     (d) the Company may make Restricted Payments in the form of cash to its equity holders so long as, before and after giving effect to such Restricted Payment, (i) no Default or Event of Default exists, and (ii) the sum of (A) aggregate amount of such Restricted Payments permitted under this clause (d) plus (B) the aggregate amount of Debt prepayments, redemptions, purchases or defeasances permitted under Section 6.20(e) does not exceed the Permitted Distribution Amount.
Section 6.10 Affiliate Transactions. The Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Company or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate.
Section 6.11 Line of Business. The Company shall not, nor shall it permit any Restricted Entity to, change the character of the Company’s and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Company’s and its Subsidiaries’ collective business as presently and normally conducted.
Section 6.12 Hazardous Materials. Except where the failure could not reasonably be expected to cause a Material Adverse Change, the Company (a) shall not, nor shall it permit any Subsidiary to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in material compliance with Environmental Law; and (b) shall not, nor shall it permit any Subsidiary to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit its or any Subsidiary’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law.
Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Company or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Company, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Company, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Company, any Subsidiary or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.
Section 6.14 Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Restricted Subsidiary to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Company or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Company or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred unless the fair market value of all assets sold, transferred, leased or disposed of pursuant to this Section 6.14 at any time does not, in the aggregate during any fiscal year, exceed 5% of consolidated Net Worth of the Company calculated as of such fiscal year end.
Section 6.15 Non-Obligors/Unrestricted Entities. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) permit the Net Tangible Assets legally, beneficially and directly owned by the US Credit Parties to be less than 85% of the Net Tangible Assets of the US Borrower and its consolidated Restricted Subsidiaries, or (b) permit the EBITDA attributable to the US Credit Parties to be less than 85% of the consolidated EBITDA of the US Borrower and its Restricted Subsidiaries, in each case, as established in accordance with GAAP and as reflected in the financial statements most recently delivered to the US Administrative Agent pursuant to the terms hereof. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, (i) permit any Subsidiary that directly owns more than 6% of the consolidated Net Tangible Assets of the US Borrower and its Subsidiaries to be an Unrestricted Subsidiary or (ii) permit any Subsidiary which has EBITDA attributable to it in excess of 6% of the consolidated EBITDA of the US Borrower and its Subsidiaries to be an Unrestricted Subsidiary.
Section 6.16 Limitation on Hedging. The Company shall not, nor shall it permit any Restricted Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Company’s or its Restricted Subsidiaries’ operations, or (ii) obligates the Company or any Restricted Subsidiary to any margin call requirements; provided, however, that the Company shall be permitted to purchase a call or capped call option (or substantively equivalent derivative transaction) on the Company’s common Equity Interests in connection with an issuance of convertible Debt securities permitted to be incurred under Section 6.1(c) hereof and sell a call option (or warrant or substantively equivalent derivative transaction) on the Company’s common Equity Interests substantially concurrently with any such purchase so long as (y) the purchase price for the call option (or equivalent transaction), less the proceeds from the sale of the call option (or warrant or equivalent transaction) does not exceed 50% of the net proceeds from such issuance of convertible Debt, and (z) any early termination or settlement of such options does not result in any payments to be made by the Company other than delivery of its common Equity Interests. The parties hereto acknowledge and agree that the Hedging Arrangements entered into by any Restricted Entity to hedge against fuel costs related to its operations (A) for purposes of clause (b)(i) above, are part of its normal business operations and part of its risk management strategy, and (B) for purposes of clause (a) above, are not speculative.
Section 6.17 Capital Expenditures. The Company shall not, nor shall it permit any Restricted Subsidiary to, incur or expend any Capital Expenditure; provided that, a Capital Expenditure may be incurred or expended so long as, both before and after giving effect to such Capital Expenditure, (a) no Default or Event of Default exists, (b) Liquidity is greater than or equal to $15,000,000 and (c) the Total Debt Leverage Ratio (calculated as of the fiscal quarter ending immediately prior to effective date of such Capital Expenditure and as of the effective date of such Capital Expenditure) shall be less than 3.50 to 1.00; provided that, if the requirements in clause (b) or (c) are not satisfied in connection with any particular Capital Expenditure, then such Capital Expenditure shall, nevertheless, be permitted so long as the aggregate Capital Expenditures expended during any four fiscal quarter period does not exceed 100% of the consolidated EBITDA for the US Borrower and its Restricted Subsidiaries for such four fiscal quarter period.
Section 6.18 Landlord Agreements. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to hold, store or otherwise maintain more than 20% of the aggregate value of the Company’s and its Restricted Subsidiaries’ Inventory at locations which are not owned by a Credit Party or which are not covered by a lien waiver or subordination agreement in form and substance satisfactory to the Applicable Administrative Agent.
Section 6.19 Amendment of Debt Terms. The Company shall not, nor shall it permit any of its Subsidiaries to, without prior written consent of the US Administrative Agent, amend any of the documents or terms governing the Existing HY Debt (including any renewals, refinancing or replacements thereof), or any other senior, unsecured notes issued by the Company which is permitted under Section 6.1(c), the effect of which could reasonably be adverse to the Lenders as determined in the US Administrative Agent’s sole reasonable discretion.
Section 6.20 Prepayment of Certain Debt. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except:
     (a) the prepayment of the Obligations in accordance with the terms of this Agreement;
     (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Debt permitted under Sections 6.1(c) or (d));

     (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Debt permitted under Section 6.1(c) or (d);
     (d) the prepayment, redemption, purchase or defeasance of the Existing HY Debt so long as, after giving effect to such prepayment, redemption, purchase or defeasance, (i) the Total Debt Leverage Ratio would be less than 2.50 to 1.00, and (ii) the aggregate US Commitments that are unused and available hereunder is equal to or greater than $50,000,000; and
     (e) the prepayment, redemption, purchase or defeasance of unsecured, senior notes or convertible debentures that are permitted under Section 6.1(c) so long as, before and after giving effect to such prepayment, redemption, purchase or defeasance, (i) the Total Debt Leverage Ratio would be less than 2.50 to 1.00, and (ii) the sum of (A) aggregate amount of such prepayments, redemptions, purchases and defeasances permitted under this clause (e) plus (B) the aggregate amount of Restricted Payments permitted under Section 6.9(d) does not exceed the Permitted Distribution Amount.
Section 6.21 Total Debt Leverage Ratio. The Company shall not permit the Total Debt Leverage Ratio, at the end of each fiscal quarter, to be greater than 4.00 to 1.00.
Section 6.22 Senior Debt Leverage Ratio. The Company shall not permit the Senior Debt Leverage Ratio, at the end of each fiscal quarter, to be greater than 2.50 to 1.00.
Section 6.23 Consolidated Interest Coverage Ratio. The Company shall not permit the ratio of, as of the last day of each fiscal quarter, (a) the consolidated EBITDA of the Company and its consolidated Restricted Subsidiaries, calculated for the four fiscal quarters then ended, to (b) the consolidated Interest Expense of the Company and its consolidated Restricted Subsidiaries for the four fiscal quarters then ended, to be less than 2.75 to 1.00.
ARTICLE VII
DEFAULT AND REMEDIES
Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:
     (a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;
     (b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;
     (c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(c), Section 5.2(d), Section 5.3(a), or Article VI of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to any Borrower by any Lender Party or the date any officer of the Company or any other Restricted Entity obtained actual knowledge thereof;
     (d) Guaranties. Any material provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;
     (e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in any material portion of the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing;
     (f) Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000.00 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $10,000,000.00 individually or when aggregated with all such Debt of the Restricted Entities so in default (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this subsection 7.1(f), the “principal amount” of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;
     (g) Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Restricted Entity shall terminate its existence or dissolve or (ii) any Restricted Entity (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law or (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;
     (h) Adverse Judgment. Any Restricted Entity suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $10,000,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

     (i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by the US Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $10,000,000.00;
     (j) Plan Withdrawals. The Company or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $10,000,000.00;
     (k) Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrowers or any Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or
     (l) Change in Control. The occurrence of a Change in Control.
Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g) shall have occurred and be continuing, then, and in any such event,
     (a) the Applicable Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare that the obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each Borrower,
     (b) the US Borrower shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the US Cash Collateral Account an amount of cash equal to 103% the Dollar Equivalent of the outstanding US Letter of Credit Exposure as security for the Secured Obligations to the extent the US Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time,
     (c) the Canadian Borrower shall, on demand of the Canadian Administrative Agent at the request or with the consent of the Canadian Majority Lenders, deposit with the Canadian Administrative Agent into the Canadian Cash Collateral Account an amount of cash equal to 103% of the outstanding Canadian Letter of Credit Exposure as security for the Canadian Obligations to the extent the Canadian Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and
     (d) the Applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.
Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

     (a) obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers,
     (b) the US Borrower shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the US Cash Collateral Account an amount of cash equal to 103% of the outstanding Dollar Equivalent of the US Letter of Credit Exposure as security for the Secured Obligations to the extent the US Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time,
     (c) the Canadian Borrower shall, on demand of the Canadian Administrative Agent at the request or with the consent of the Canadian Majority Lenders, deposit with the Canadian Administrative Agent into the Canadian Cash Collateral Account an amount of cash equal to 103% of the outstanding Canadian Letter of Credit Exposure as security for the Canadian Obligations to the extent the Canadian Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and
     (d) the Applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document by appropriate proceedings.
Section 7.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Applicable Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Applicable Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Applicable Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Applicable Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Administrative Agent, each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Applicable Borrower and the Applicable Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, Administrative Agent, or Issuing Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrowers shall entitle the Borrowers to similar notices or demands in the future.
Section 7.6 Application of Payments.
     (a) Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the applicable Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.7.
     (b) After Event of Default (US Collateral). If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party (other than a Foreign Credit Party) shall be applied to the Secured Obligations by the Administrative Agents in the following order and manner but subject to the marshalling rights of the US Administrative Agent and US Lenders:
(i) First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to any Administrative Agent and amounts payable under Sections 2.12, 2.13, and 2.15) payable by any Credit Party to any Administrative Agent in its capacity as such;
(ii) Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the amounts described in this clause Second payable to them;
(iii) Third, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the Dollar Equivalent of the amounts described in this clause (iii) payable to them;
(iv) Fourth, to the Applicable Administrative Agent for the account of the Applicable Issuing Lender, ratably between the two Facilities, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;
(v) Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including obligations under Hedging Agreements with any Swap Counterparties and Banking Services Obligations, in any event, owing by any US Credit Party) allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the respective amounts described in this clause Fifth held by them;
(vi) Sixth, to the remaining Secured Obligations owed by any Credit Party including all Secured Obligations for which the Company is liable as a Guarantor, allocated among such remaining Secured Obligations as determined by the Administrative Agents and the Majority Lenders and applied to such Secured Obligations in the order specified in this clause (b); and

(vii) Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to applicable Borrower or as otherwise required by any Legal Requirement.
Subject to Section 2.3(h), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
     (c) After Event of Default (Canadian Collateral). If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Foreign Credit Party shall be applied to the Canadian Obligations by the Canadian Administrative Agent in the following order and manner:
(i) First, to payment of that portion of such Canadian Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to any Administrative Agent and amounts payable under Sections 2.11, 2.13, and 2.15) payable by any Foreign Credit Party to any Administrative Agent in its capacity as such;
(ii) Second, to payment of that portion of such Canadian Obligations constituting accrued and unpaid interest, allocated ratably among the Canadian Lender Parties in proportion to the Canadian Dollar Equivalent of the respective amounts described in this clause Second payable to them;
(iii) Third, to payment of that portion of such Canadian Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Foreign Credit Party to the Canadian Secured Parties (including fees, charges and disbursements of counsel to the respective Canadian Secured Parties and amounts payable under Article II), ratably among such Canadian Secured Parties in proportion to the Canadian Dollar Equivalent of the amounts described in this clause Third payable to them;
(iv) Fourth, to the Canadian Administrative Agent for the account of the Canadian Issuing Lender to Cash Collateralize that portion of the Canadian Letter of Credit Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit;
(v) Fifth, to payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Obligations payable by any Foreign Credit Party (including obligations under Hedging Agreements with any Swap Counterparties owing by any Foreign Credit Party) allocated ratably among the Canadian Lender Parties in proportion to the Canadian Dollar Equivalent of the respective amounts described in this clause Fifth held by them;
(vi) Seventh, to the remaining Canadian Obligations owed by any Foreign Credit Party allocated among such remaining Canadian Obligations as determined by the Canadian Administrative Agent and the Canadian Majority Lenders and applied to such Canadian Obligations in the order specified in this clause (c); and
(vii) Last, the balance, if any, after all of the Canadian Obligations have been indefeasibly paid in full, to the Canadian Borrower or as otherwise required by any Legal Requirement.
Subject to Section 2.3(h), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such

Canadian Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above.
Section 7.7 Currency Conversion After Maturity. Notwithstanding any other provision in this Agreement, on the date that there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Credit Extensions hereunder as a result of any Event of Default, (i) the Commitments shall automatically and without further act be terminated; (ii) all Advances and all other Obligations under the US Facility denominated in any Foreign Currency (including C$) shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date; (iii) all Advances and all other Obligations under the Canadian Facility denominated in Dollars shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Canadian Dollars at the Exchange Rate on such date; and (iv) on and after such date the interest rate applicable to all such Obligations shall be the Default Rate applicable to overdue Base Rate Advances hereunder. From and after such date, all Advances under the US Facility shall be denominated only in, and all fees due under this Agreement under the US Facility shall be payable in, Dollars and all Advances under the Canadian Facility shall be denominated only in, and all fees due under this Agreement under the Canadian Facility shall be payable in, Canadian Dollars.
ARTICLE VIII
THE ADMINISTRATIVE AGENTS AND ISSUING LENDERS
Section 8.1 Appointment and Authority. Each Lender and each Issuing Lender hereby (a) irrevocably appoints Wells Fargo to act on its behalf as the US Administrative Agent hereunder and under the other Credit Documents and HSBC to act on its behalf as the Canadian Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes such Administrative Agents to take such actions on its behalf and to exercise such powers as are delegated to such Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to either Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.2 Rights as a Lender. The Person serving as the US Administrative Agent or Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the US Administrative Agent or Canadian Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the US Administrative Agent or Canadian Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the US Administrative Agent or the Canadian Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo and, from and after the Canadian Facility Effective Date, HSBC (and any successor acting as US Administrative Agent or as Canadian Administrative Agent) and their respective Affiliates may accept fees and other consideration from any Borrower or any Subsidiary or Affiliate of a Subsidiary for services in connection with this Agreement or otherwise without having to account for the same to the Lenders, the Issuing Lenders or the other Administrative Agent.

Section 8.3 Exculpatory Provisions. Neither Administrative Agent (which term as used in this Section 8.3 shall include its Related Parties) shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither Administrative Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the such Administrative Agent is required to exercise as directed in writing by the US Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that neither Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Credit Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
     (c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Company, any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the US Administrative Agent or Canadian Administrative Agent or any of its Affiliates in any capacity.
     (d) Neither Administrative Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the US Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Each Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to such Administrative Agent by the Company, a Lender or an Issuing Lender. In the event that an Administrative Agent receives such a notice of the occurrence of a Default, such Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until such Administrative Agent shall have received such directions, such Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.
     (e) Neither Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.
Section 8.4 Reliance by Administrative Agent and Issuing Lenders. Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, each Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless such Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. Each Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5 Delegation of Duties. Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. Neither Administrative Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
Section 8.6 Resignation of Administrative Agent or Issuing Lender. Each Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrowers. Upon receipt of any such notice of resignation, (a) the US Majority Lenders shall have the right, in consultation with the US Borrower, to appoint a successor US Administrative Agent, which shall be a bank with an office in Houston, Texas or an Affiliate of any such bank with an office in Houston, Texas, (b) the US Majority Lenders shall have the right, in consultation with the US Borrower to appoint a successor US Issuing Lender, which shall be a Lender with an office in Houston, Texas or an Affiliate of any such Lender with an office in Houston, Texas, (c) the Canadian Majority Lenders shall have the right, in consultation with the Canadian Borrower, to appoint a successor Canadian Administrative Agent and Canadian Issuing Lender, which shall be a bank with an office in Calgary, Alberta Canada, or an Affiliate of any such bank with an office in Calgary, Alberta Canada. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation, then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lenders, appoint a successor agent or issuing lender meeting the qualifications set forth above provided that if the retiring Administrative Agent or Issuing Lender shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by such Administrative Agent on behalf of the

Lenders or an Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit.), and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the applicable Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Issuing Lender, as applicable, and the retiring Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s or Issuing Lender’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.1 and Section 2.3(g) shall continue in effect for the benefit of such retiring Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Issuing Lender, as applicable, was acting as US Administrative Agent, Canadian Administrative Agent, US Issuing Lender or Canadian Issuing Lender.
Section 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon either Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon either Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Applicable Administrative Agent hereunder and for other information in the Applicable Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Applicable Administrative Agent’s expenses in connection therewith, the Administrative Agents shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Applicable Administrative Agent or any of its Affiliates.
Section 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the US Administrative Agent, Canadian Administrative Agent, a Lender or an Issuing Lender hereunder.
Section 8.9 Collateral Matters.

     (a) Each Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Each Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2(c) or Section 7.3(c) above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.
     (b) The Lenders, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, hereby irrevocably authorize each Administrative Agent to (i) release any Lien granted to or held by such Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Arrangements with such Persons, termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Applicable Issuing Lender have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Applicable Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; (e) constituting assets held by a Restricted Subsidiary upon designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to and in accordance with Section 5.11(b); (ii) subordinate any Lien on any property granted to or held by such Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(g); or (g) constituting Excluded Perfection Collateral (to the extent necessary to release the perfection of the Lien granted thereon in the name of Wells Fargo Capital Finance), Excluded Properties (Canada) or Excluded Properties (US); and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.
     (c) Upon request by an Administrative Agent at any time, the Secured Parties will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.9. Neither Administrative Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of either Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall either Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.
     (d) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agents, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Guaranties and under the Security Documents may be exercised solely by Applicable Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

     (e) By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.9.
Section 8.10 Marshalling Rights of Lender Parties; Allocation of Losses. Notwithstanding anything herein or in any other Credit Document to the contrary, the Canadian Secured Parties, by receipt of the benefits of the US Collateral, hereby acknowledge the marshalling rights of the US Administrative Agent and US Lenders. The Canadian Administrative Agent is hereby authorized on behalf of the Canadian Lenders for the Canadian Lenders and its Affiliates that are Swap Counterparties to, and the US Administrative Agent is hereby authorized on behalf of the US Lenders for the US Lenders and its Affiliates that are Swap Counterparties to, enter into an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agents addressing certain allocation of losses among the Secured Parties, as more particularly provided therein. A form of such intercreditor agreement will be made available to each Secured Party on the Canadian Facility Effective Date and thereafter upon request. Each Secured Party acknowledges and agrees to the terms of such intercreditor agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by any Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.
     (b) Indemnification by the Borrowers. Each Borrower shall, and does hereby indemnify, each Administrative Agent (and any sub-agent thereof), each Lender, each Swingline Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Company or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Administrative Agent (or any sub-agent thereof), any Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Administrative Agent, Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders of the applicable Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Administrative Agent (or any such sub-agent), such Issuing Lender or Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section2.6(f).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. For the avoidance of doubt, the foregoing sentence is not intended as, and shall not be construed as, a limitation or impairment of the Borrowers’ obligations under subsection (b) above. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
     (f) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of any Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.
Section 9.2 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter or any AutoBorrow Agreement), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the applicable Majority Lenders and the Applicable Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
          (a) no amendment, waiver, or consent shall, unless in writing and signed by all the US Lenders and the US Borrower (in addition to such other parties that may be required under this Section 9.2), change the number of US Lenders which shall be required for the US Lenders to take any action hereunder or under any other Credit Document;
          (b) no amendment, waiver, or consent shall, unless in writing and signed by all the Canadian Lenders and the Canadian Borrower, change the number of Canadian Lenders which shall be required for the Canadian Lenders to take any action hereunder or under any other Credit Document;
          (c) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and both Borrowers, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) increase the aggregate Commitments (except pursuant to Section 2.1(f)), (iii) amend Section 2.14(f), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iv) release all or substantially all of the Guarantors from their respective obligations under any Guaranty except as specifically provided in the Credit Documents or release the US Borrower from its obligations under the US Guaranty, (v) release all or substantially all of the Collateral except as permitted under Section 8.9(b), or (vi) amend the definitions of “Majority Lenders”, “US Majority Lenders”, “Canadian Majority Lenders”, or “Maximum Exposure Amount”;
          (d) no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any interest, fees or other amounts payable hereunder or extend the Maturity Date as to such Lender, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than the principal or interest), (iii) reduce the principal or interest amounts payable hereunder or under any other Credit Document to such Lender (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest resulting from Section 2.10(g)), or (iv) increase the Commitment of such Lender;
          (e) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;
          (f) no amendment, waiver, or consent shall, unless in writing and signed by the applicable Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent under this Agreement or any other Credit Document;

          (g) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and
          (h) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swingline Lender under this Agreement or any other Credit Document.
For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.
Section 9.3 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
Section 9.4 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of any Borrower provided for in Sections 2.10(g), 2.12, 2.13, 2.15(b), and 9.1 and all of the obligations of the Lenders in Section 9.1 shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.
Section 9.5 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Section 9.6(d) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of each Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 9.6 Lender Assignments and Participations.
     (a) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that
(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and the Advances under such Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000 in the case of any assignment in respect the Facilities, unless the Applicable Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii) any assignment of a Commitment must be approved by the Applicable Administrative Agent and the Applicable Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
(iv) the parties to each assignment shall execute and deliver to the Applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only one such processing fee is payable for the series of concurrent assignments to members of an Assignee Group or the series of concurrent assignments from members of an Assignee Group to a single Eligible Assignee or to an Eligible Assignee and members of its Assignee Group) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Applicable Administrative Agent an Administrative Questionnaire; provided that the Applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(v) copies of any Assignment and Assumption received by the Canadian Administrative Agent shall be promptly forwarded to the US Administrative Agent; and
(vi) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Applicable Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Applicable Borrower and the Applicable Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Applicable Administrative Agent, Applicable Issuing Lender, Applicable Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Applicable Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15(b), 9.1(a), 9.1(b), 9.1(c), and 9.1(d) with respect to facts and circumstances occurring prior to the effective date of such assignment, provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (b) Register. The US Administrative Agent, acting solely for this purpose as an agent of the US Borrower, shall maintain at one of its offices in Charlotte, North Carolina or Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the US Lenders and the US Commitments of, and principal amounts of the US Advances owing to, each US Lender pursuant to the terms hereof from time to time (the “US Register”). The Canadian Administrative Agent, acting solely for this purpose as an agent of the Canadian Borrower, shall maintain at one of its offices in Calgary, Alberta Canada a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Canadian Lenders, and the Canadian Commitments of, and principal amounts of the Canadian Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Canadian Register”; together with the US Register, the “Registers”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrowers and the Lender Parties may treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Borrower hereby agrees that the Applicable Administrative Agent acting as its agent solely for the purpose set forth above in this clause (b), shall not subject either Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by each Borrower.
     (c) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or any Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.1(c) with respect to any payments made by such Lender to its Participant(s).

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) — (g) of Section 9.2 (that adversely affects such Participant). Subject to paragraph (d) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under clause (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(f) as though it were a Lender.
     (d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.15(d), in which case Section 2.15 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
     (e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.7 Notices, Etc.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or such other method of delivery (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the US Borrower, the Canadian Borrower, or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule III, as it may have been updated pursuant to Section 2.17(f); (ii) if to the US Administrative Agent, Canadian Administrative Agent, US Issuing Lender or Canadian Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule III, as it may have been updated pursuant to Section 2.17(f); and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications.

(i) The Borrowers and the Lenders agree that the Administrative Agents may make any material delivered by any Borrower to any Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by any Administrative Agent, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agents nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agents and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by either Administrative Agent or any of their respective Affiliates in connection with the Platform. In no event shall any Administrative Agent or any of its Related Parties have any liability to the Company or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or any Lender Party’s transmission of communications through the Platform.
(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Applicable Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     (c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.8 Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirement or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from the Company or any of its Restricted Subsidiaries relating to the Company or any of its Restricted Subsidiaries or any of their respective businesses, other than any such information that is available to Lender Party on a nonconfidential basis prior to disclosure by the Company or any of its Restricted Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or Governmental Authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.
Section 9.9 US Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the US Administrative Agent (irrespective of whether the principal of any US Advance or US Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the US Administrative Agent shall have made any demand on the US Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the US Advances, US Letter of Credit Obligations and all other Obligations under the US Facility that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the US Lenders, the US Issuing Lender and the US Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the US Lenders, the US Issuing Lender and the US Administrative Agent and their respective agents and counsel and all other amounts due the US Lenders, the US Issuing Lender and the US Administrative Agent under Sections 2.9 and 9.1) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each US Lender and US Issuing Lender to make such payments to the US Administrative Agent and, in the event that the US Administrative Agent shall consent to the making of such payments directly to the US Lenders and the US Issuing Lender, to pay to the US Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the US Administrative Agent and its agents and counsel, and any other amounts due the US Administrative Agent under Sections 2.9 and 9.1.

Section 9.10 Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America and Canada from time to time in effect, including the Criminal Code (Canada). In furtherance thereof, the Lender Parties and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Applicable Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Applicable Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. Notwithstanding any other provision of this Agreement or any Credit Document, no Credit Party existing under the laws of Canada or any province or territory of Canada shall be obligated to make any payments of interest or other amounts payable to the Lender Parties in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lender Parties of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada).
Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the applicable Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Applicable Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Advances owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Advances owed to it. In the event the any Lender Party ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the applicable Borrower.
Section 9.12 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the US Administrative Agent could purchase the specified currency with such other currency at any of the US Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or such Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or such Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, such Issuing Lender or such Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lender Parties as a result of allocations of such excess as a disproportionate payment to such Lender Party under Section 2.14, each Lender Party agrees to promptly remit such excess to the Applicable Borrower.
Section 9.13 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 9.14 Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Applicable Issuing Lender.

     (b) Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT.
     (c) Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.
Section 9.15 Execution and Effectiveness.
     (a) Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agents and when the US Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal

Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.16 Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.17 USA PATRIOT ACT Notice. Each US Lender that is subject to the Patriot Act and the US Administrative Agent (for itself and not on behalf of any US Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such US Lender or the US Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.
Section 9.18 Termination for Departing Lenders. Notice of termination given on the Effective Date to any Lender (as defined in the Restated Agreement) which is not also a Lender under this Agreement (“Departing Lender”) shall constitute effective termination of the Restated Agreement with respect to such Departing Lender and upon payment in full of all outstanding Advances, interest and fees under the Restated Agreement owing to such Departing Lender by the Applicable Borrower, the Applicable Borrower shall be released of any obligations to such Departing Lender under the Restated Agreement other than reimbursement and indemnity obligations which by the terms of the Restated Agreement survive.
Section 9.19 Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
[Remainder of this page intentionally left blank. Signature pages follow.]

     EXECUTED as of the date first above written.

COMPANY:	COMPLETE PRODUCTION SERVICES, INC.
	By:	/s/ Jose Bayardo
Jose Bayardo
Vice President and Chief Financial Officer
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

LENDER PARTIES:	WELLS FARGO BANK, NATIONAL ASSOCIATION as US Administrative Agent, US Swingline Lender, US Issuing Lender, a US Lender
	By:	/s/ Robert Corder
Robert Corder
Director
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

BANK OF AMERICA, N.A. as US Lender
By:	/s/ Gary L. Mingle
Name: Gary L. Mingle
Title: Senior Vice President
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

COMERICA BANK as US Lender
By:	/s/ David Balderach
Name: David Balderach
Title: Senior Vice President
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

JPMORGAN CHASE BANK, N.A. as US Lender
By:	/s/ Preeti Bhatnagar
Name: Preeti Bhatnagar
Title: Authorized Officer
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

AMEGY BANK NATIONAL ASSOCIATION as US Lender
By:	/s/ Kenyatta B. Gibbs
Name: Kenyatta B. Gibbs
Title: Vice President
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

CAPITAL ONE NATIONAL ASSOCIATION as US Lender
By:	/s/ Bobby Hamilton
Name: Bobby Hamilton
Title: Vice President
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

CITIBANK, N.A. as US Lender
By:	/s/ Daniel A. Davis
Name: Daniel A. Davis
Title: SVP
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

DEUTSCHE BANK TRUST COMPANY AMERICAS as US Lender
By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Director
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

HSBC BANK USA, N.A. as US Lender
By:	/s/ Koby West
Name: Koby West
Title: Assistant Vice President

By:	/s/ Bruce Robinson
Name: Bruce Robinson
Title: Vice President
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as US Lender
By:	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate
Signature page to Third Amended and Restated Credit Agreement
(Complete Production Services, Inc.)

SCHEDULE I
Pricing Schedule
The Applicable Margin with respect to Commitment Fees and Advances under the Facilities shall be determined in accordance with the following Table based on the Company’s Total Debt Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the US Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Company fails to deliver the Financial Statements and corresponding Compliance Certificate to the US Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances under the Facilities shall be determined at Level IV and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Company. Notwithstanding the foregoing, the Company shall be deemed to be at Level II described in Table below until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending June 30, 2011. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(f). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level IV).

		Eurocurrency
		Advances/BA	Base Rate
Applicable Margin	Total Debt Leverage Ratio	Advances	Advances	Commitment Fee
Level I	Is less than 1.50	2.25%	1.25%	0.375%
Level II	Is equal to or greater than 1.50 but less than 2.50	2.50%	1.50%	0.500%
Level III	Is equal to or greater than 2.50 but less than 3.50	2.75%	1.75%	0.500%
Level IV	Is equal to or greater than 3.50	3.00%	2.00%	0.500%
Schedule I